Exhibit 4.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

May 14, 2015

among

SUNDANCE ENERGY AUSTRALIA LIMITED,

SUNDANCE ENERGY, INC.,

as Borrower,

MORGAN STANLEY ENERGY CAPITAL INC.,

as Administrative Agent,

and

the Lenders party hereto

MORGAN STANLEY ENERGY CAPITAL INC.

Sole Lead Arranger and Sole Book Runner

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts
Annex II	List of Term Commitments

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Term Note
Exhibit B	Form of Borrowing Request
Exhibit C	[Reserved]
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Solvency Certificate
Exhibit F-1	Security Instruments
Exhibit F-2	Form of Guarantee and Collateral Agreement
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of U.S. Tax Compliance Certificate
(Non-U.S. Lenders; non-partnerships)
Exhibit H-2	Form of U.S. Tax Compliance Certificate
(Foreign Participants; non-partnerships)
Exhibit H-3	Form of U.S. Tax Compliance Certificate
(Foreign Participants; partnerships)
Exhibit H-4	Form of U.S. Tax Compliance Certificate
(Non-U.S. Lenders; partnerships)
Exhibit I	Form of Increased Facility Activation Notice

Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.12	Insurance
Schedule 7.14	Group Members
Schedule 7.19	Gas Imbalances
Schedule 7.20	Marketing of Production
Schedule 7.22	Swap Agreements
Schedule 9.05	Investments
Schedule 9.14	Transactions with Affiliates

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THIS CREDIT AGREEMENT dated as of May 14 2015, is among SUNDANCE ENERGY AUSTRALIA LIMITED, a limited company organized and existing under the laws of South Australia (“Parent”), SUNDANCE ENERGY, INC., a Colorado corporation (the “Borrower”), each of the Lenders from time to time party hereto and Morgan Stanley Energy Capital Inc. (in its individual capacity, “MSECI”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A.                                    The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf and each Issuing Bank provide Letters of Credit, and the Lenders have indicated their willingness to lend and each Issuing Bank has indicated its willingness to issue Letters of Credit, in each case subject to the terms and conditions of this Agreement.

B.                                    In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01                             Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02                             Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and any other agent or sub-agent pursuant to Section 11.05 appointed by the Administrative Agent with respect to matters related to the Loan Documents.

“Aggregate Maximum Credit Amounts” means, at any time, an amount equal to the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06.

“Agreement” means this Credit Agreement, including the Schedules and Exhibits hereto, as the same may be amended, modified, supplemented, restated, replaced or otherwise modified from time to time.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 7.26.

“Applicable Margin” means, for any date, the applicable rate per annum set forth below as determined based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Percentage	< 25%	> 25% and < 50%	> 50% and < 75%	> 75% and < 90%	> 90%
Eurodollar Loans	2.00%	2.25%	2.50%	2.75%	3.00%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change, provided, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then until delivery of such Reserve Report, the “Applicable Margin” shall mean the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

“Applicable Premium” means the applicable percentage set forth below as determined based upon when the applicable prepayment of Term Loans is made:

If prepaid prior to the second anniversary of the Effective Date	3.0%
If prepaid on or after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date	1.0%
If prepaid on or after the third anniversary of the Effective Date	0.0%

“Approved Counterparty” means a counterparty to a Swap Agreement that at the time of entering into such Swap Agreement either (a) is a Secured Swap Provider, (b) is a Person whose senior unsecured long-term debt obligations are rated A or higher by S&P and A3 or higher by Moody’s, (c) Shell Oil Trading (US) Company, Shell Trading Risk Management LLC and their Affiliates, or (d) any other counterparty reasonably acceptable to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) DeGolyer and MacNaughton, (b) Netherland, Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc., (d) Ryder Scott Company Petroleum Consultants, L.P., and (e) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means Morgan Stanley Energy Capital Inc., in its capacity as the sole lead arranger and sole bookrunner hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect.

“Assignee” has the meaning assigned to such term in Section 12.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.08(c).

“Availability Period” means the period from and including the Effective Date to but excluding the Revolving Termination Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means Loans made or continued on the same date, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions.

“Borrowing Base Adjustment Provisions” means Section 8.13(c) and Section 9.11(e) and any other provisions hereunder which adjust the amount of the Borrowing Base (but for purposes of clarity not including any redeterminations pursuant to Section 2.07).

“Borrowing Base Deficiency” occurs if, at any time, the total Revolving Credit Exposures at such time exceeds the aggregate Revolving Commitments in effect at such time.  The amount of the Borrowing Base Deficiency at such time is the amount by which the total Revolving Credit Exposures of all Lenders at such time exceeds the aggregate Revolving Commitments in effect at such time.

“Borrowing Base Properties” means the Oil and Gas Properties of the Loan Parties included in the Initial Reserve Report and thereafter in the most recently delivered Reserve Report delivered pursuant to Section 8.12.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Base Value” means, at any time with respect to any Swap Agreement considered in determining the then effective Borrowing Base or any Property to which Proved Reserves were attributed in the Reserve Report then most recently delivered, the value attributed thereto by the Administrative Agent in determining the then current Borrowing Base.  The Administrative Agent will notify the Borrower of the value attributed to any such Swap Agreement or Property specified by the Borrower upon request.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases that are or should be, in accordance with IFRS, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.  Any lease that was treated as an operating lease under IFRS at the time it was entered into that later becomes a capital lease as a result of a change in IFRS during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement, and any lease that was treated as a capital lease under IFRS at the time it was entered into that later becomes an operating lease as a result of a change in IFRS during the life of such lease, including any renewals, shall be treated as a capital lease for all purposes under this Agreement.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent (in a manner reasonably satisfactory to the Administrative Agent, which may require such deposit to made into a controlled account), for the benefit of any Issuing Bank or the Lenders, as collateral for LC Exposure or obligations of the Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and each Issuing Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house services, return items, interstate depository network services, electronic funds transfer services, lockbox services and stop payment services), (c) any other demand deposit or operating account relationships and (d) any other cash management services, including for collections and for operating, payroll and trust accounts of the Borrower or any of the Borrower’s Subsidiaries.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Borrowing Base Properties having a fair market value in excess of $3,000,000; provided that a Casualty Event as a result of loss, casualty or other insured damage shall not be deemed to have occurred (other than for purposes of Section 8.01(l)) if the applicable Loan Party has restored, repaired or replaced the affected Borrowing Base Property in the ordinary course of business within ninety (90) days of such loss, casualty or other insured damage.

“CERCLA” has the meaning assigned to such term within the definition of “Environmental Laws.”

“Change in Control” means (a) Parent shall at any time after the Effective Date fail to own, in the aggregate, 100% of the then issued and outstanding Equity Interests in Borrower or, except as permitted by Section 9.10, any other direct or indirect Subsidiary of Parent that is a Guarantor, (b) Eric McCrady shall for any reason cease to serve as the Chief Executive Officer of Borrower and is not replaced within 180 days thereafter by a new Chief Executive Officer acceptable to Majority Lenders, or (c) Borrower shall cease to own and control 100% of the voting and economic interest in the Equity Interests in each Subsidiary of Borrower which owns Borrowing Base Properties.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Instrument.

“Commitment” means as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate” means, for any date, a rate per annum equal to 0.50%.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Interest Expense” means for any period, total cash interest expense (including that attributable to obligations under Capital Leases) of Parent, the Borrower and their Subsidiaries for such period with respect to all outstanding Debt (other than any intercompany indebtedness) of Parent, the Borrower and their Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with IFRS).

“Consolidated Net Income” means with respect to Parent, the Borrower and their Subsidiaries, for any period, the aggregate of the net income (or loss) of Parent, the Borrower and their Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with IFRS; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Parent, the Borrower or any Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Parent, the Borrower and their Subsidiaries in accordance with IFRS), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to Parent, the Borrower or to a Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with IFRS; (c) the net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such transaction; (d) any extraordinary non-cash gains or losses during such period; (e) non-cash gains or losses under IFRS 9 resulting from the net change in mark to market portfolio of commodity price risk management activities during that period; (f) the net income attributable to interest in respect of intercompany indebtedness and (g) any gains or losses attributable to writeups or writedowns of assets; and provided further that if Parent, the Borrower or any Subsidiary shall acquire or dispose of any Property during such period with fair market value or consideration in excess of five percent (5%) of the then effective Borrowing Base, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period; provided that at the Borrower’s sole discretion, such acquisition or dispositions with aggregate fair market value or consideration, as applicable, of less than five percent (5%) of the then effective Borrowing Base may be included in the calculation of Consolidated Net Income after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with IFRS, be set forth opposite the caption “total assets” (or any like caption) on a consolidated statement of financial position of Parent, the Borrower and their Subsidiaries at such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services that are more than one hundred-twenty (120) days past the date of invoice other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others for the purpose of maintaining the financial position or covenants of others; (i) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, made more than one month in advance of the month in which the commodities, goods or services are to be delivered other than gas balancing arrangements and/or prepaid drilling obligations in the ordinary course of business; (j) take-or-pay or similar obligations that require such Person to pay for goods or services whether or not such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.  The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under IFRS.  Debt shall not include liabilities resulting from endorsements of instruments for collection in the ordinary course of business.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 4.05(b), any Revolving Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Revolving Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Revolving Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, or any other Revolving Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Lender’s obligation to fund a Loan hereunder and states that such position is based on such Revolving Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Revolving Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Revolving Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender.  Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 4.05(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, and each Lender.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the later of (i) the Revolving

Maturity Date and (ii) the Term Loan Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income and franchise taxes (including gross receipts taxes), depreciation, depletion, amortization, exploration expenses and other noncash charges (including expenses relating to stock based compensation, hedging, etc.) minus all noncash income added to Consolidated Net Income.

“Effective Date” means the date on which the conditions specified in Section 6.01 and Section 6.02 are satisfied (or waived in accordance with Section 12.02).

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health and safety (insofar as either may be affected by a Release of, or exposure to, Hazardous Materials) the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Natural Gas Pipeline Safety Act of 1968, as amended, the Hazardous Liquid Pipeline Safety Act of 1979, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with any Group Member would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Plan subject to Title IV of ERISA, (b) the withdrawal of the Borrower or any of its Subsidiaries or ERISA Affiliates from a Plan subject to Title IV of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Plan or a Multiemployer Plan or, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan subject to Title IV of ERISA, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means:  (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law or otherwise in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS; (d) contractual Liens which arise in the ordinary course of business under real property leases, operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, service agreements, supply agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by any Group Member or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision or customary deposit account terms relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Group Member to provide collateral to the depository institution to secure any Debt (other than pursuant to the Loan Documents); (f) zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, rights-of-way, building codes, exceptions or reservations in any Property of any Group Member for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Group Member or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell or otherwise dispose of any Property permitted hereunder, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien; and (j) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; provided, that Liens described in clauses (a) through (e) above shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, and no intention to subordinate the first priority Lien otherwise granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Swap Obligation” means, with respect to any Guarantor any Swap Obligation if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the swap for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), state franchise Taxes, and branch profits Taxes, in each case, (i) by the United States of America (or any political subdivision thereof) or such other jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to any such recipient’s failure to comply with Section 5.03(e), and (d) any United States federal withholding Tax that is imposed under FATCA.

“Executive Order” has the meaning assigned to such term in Section 7.26.

“Existing Credit Facilities” means the credit facilities of the Borrower and the Loan Parties pursuant to (a) that certain Credit Agreement, dated as of December 28, 2012, by and among Wells Fargo Bank, N.A., the lenders party thereto and the Borrower and (b) that certain Second Lien Credit Agreement, dated as of August 30, 2013, by and among Wells Fargo Energy Capital, Inc., the lenders party thereto and the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Facility” means each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (c) the Incremental Term Loans (the “Incremental Term Facility”).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the Chief Executive Officer, Chief Financial Officer, Vice President of Finance, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“fiscal quarter” means each fiscal quarter ending on the last day of each March, June, September and December.

“fiscal year” means each fiscal year of the Borrower and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004, and (e) the Biggert-Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Revolving Applicable Percentage of the outstanding LC Exposures other than LC Exposures as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Group Members” means the collective reference to Parent, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F-2, as the same may be amended, modified or supplemented from time to time.

“Guarantors” means Parent and each other Group Member that guarantees the Secured Obligations pursuant to Section 8.14(b).

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including:  (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste (including drilling fluids and any produced water), crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious materials or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom.

“IFRS” means International Financial Reporting Standards (or Australian Accounting Standards, which are substantially the same as International Financial Reporting Standards), including International Accounting Standards and Interpretations together with their accompanying documents, which are set by the International Accounting Standards Board, the independent standard-setting body of the International Accounting Standards Committee Foundation (the “IASC Foundation”), and the International Financial Reporting Interpretations Committee, the interpretative body of the IASC Foundation, as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Increased Facility Activation Date” means any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.09(a).

“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit I.

“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Term Facility” has the meaning assigned to such term in the definition of “Facility”.

“Incremental Term Lenders” means (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans” means any term loans made pursuant to Section 2.09(a).

“Incremental Term Maturity Date” means the Term Loan Maturity Date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Initial Reserve Report” means the report of Netherland, Sewell & Associates, Inc. with respect to the Oil and Gas Properties of the Loan Parties dated as of December 31, 2014.

“Intercompany Debt” means Debt among Loan Parties which is unsecured and subordinated in right of payment to the payment in full of all of the Secured Obligations in a manner and on terms and conditions reasonably satisfactory to Administrative Agent and is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party.

“Interest Payment Date” means, with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may have a term which would extend beyond the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt of or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of goods or services sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means (a) Morgan Stanley Bank, N.A. and (b) and each Lender approved by the Administrative Agent and reasonably satisfactory to, or requested by, the Borrower that agrees to act as an issuer of Letters of Credit hereunder, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“January 1 Reserve Report” has the meaning assigned to such term in Section 8.12(a).

“LC Commitment” at any time means ten million dollars ($10,000,000.00).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time of determination, the sum of (a) the aggregate amount available to be drawn of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Revolving Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and Annex II, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and any Incremental Term Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with an Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the greater of (a) (i) for purposes of any Revolving Loan, 0.00% and (ii) for purposes of any Term Loan, 1.00% and (b) the rate (rounded upwards, if necessary, to the next 1/100 of 1%) appearing on the applicable Reuters screen (or on any successor or substitute screen of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Loan and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent (or such other commercial bank reasonably selected by the Administrative Agent) in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations that burden Property to the extent they secure an obligation owed to a Person other than the owner of the Property. For the purposes of this Agreement, the Loan Parties shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments and any other agreement entered into, now or in the future, in connection with this Agreement, but for the avoidance of doubt, excluding Swap Agreements and Secured Cash Management Agreement.

“Loan Party” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, Lenders having greater than fifty percent (50%) of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the aggregate Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the aggregate Revolving Credit Exposures then outstanding; provided that the aggregate principal amount of the Revolving Commitments and aggregate Revolving Credit Exposures of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Make Whole Amount” means the sum of the interest payments (without discount) that would have accrued and been paid in accordance with Section 3.02 on the principal amount of (a) all Term Loans optionally prepaid under Section 3.04 and (b) all Terms Loans mandatorily prepaid under Section 3.04 in excess of $25,000,000 in the aggregate, in each case if such principal amount of Term Loans had been outstanding from the date of prepayment to the second anniversary of Effective Date, as determined by the Administrative Agent.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property, assets, liabilities (actual or contingent), condition (financial or otherwise) of the Borrower and the other Loan Parties taken as a whole, (b) the ability of the Loan Parties to perform the obligations under the Loan Documents, (c) the validity or enforceability of any Loan Documents against the Loan Parties, or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, any Issuing Bank or any Lender under any Loan Document.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of any Loan Party in an aggregate principal amount exceeding $2,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Material Subsidiary” means, at any date of determination, each Subsidiary of Parent or the Borrower whose Total Assets at the last day of the period for which financial statements have been delivered under Section 8.01(a) or (b) were equal to or greater than 10% of the Consolidated Total Assets of Parent and the Borrower and the Subsidiaries at such date; provided that if, at any time and from time to time after the Effective Date, Subsidiaries that are not Material Subsidiaries have, in the aggregate Total Assets at the last day of such Test Period equal to or greater than 10% of the Consolidated Total Assets of Parent and the Borrower and the Subsidiaries at such date determined in accordance with IFRS, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Subsidiaries as “Material Subsidiaries” such that, after giving effect to such designation, the aggregate Total Assets of the Subsidiaries that are not Material Subsidiaries do not exceed 10% of the Consolidated Total Assets of Parent and the Borrower and their Subsidiaries at such date.

“Maximum Credit Amount” means, as to each Revolving Lender, the amount set forth opposite such Revolving Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06 or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b). As of the Effective Date, the Aggregate Maximum Credit Amounts of the Revolving Lenders are $300,000,000.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) if the Borrower agrees to deliver Cash Collateral consisting of Property other than cash or deposit account balances, an amount determined by the relevant Issuing Bank in its sole discretion.

“Money Laundering Law” means any law governing conduct or acts designed in whole or in part to conceal or disguise the nature, location, source, ownership or control of money (including currency or equivalents, e.g., checks, electronic transfers, etc.) to avoid a transaction reporting requirement under state or federal law or to disguise the fact that the money was acquired by illegal means.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means each of the mortgages or deeds of trust executed by any one or more Loan Parties for the benefit of the Secured Parties as security for the Secured Obligations, together with any assumptions or assignments of the obligations thereunder by any Loan Party, and “Mortgages” shall mean all of such Mortgages collectively.

“Mortgaged Property” means any Property owned by any Loan Party which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“MSECI” has the meaning set forth in the preamble hereto.

“Multiemployer Plan” means a multiemployer plan, as defined in section 3(37) or 4001(a)(3) of ERISA, that is subject to Title IV of ERISA and to which the Borrower, a Subsidiary or an ERISA Affiliate is making or accruing an obligation to make contributions or was obligated to make contributions within the last six (6) years.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“New Debt” has the meaning assigned to such term in the definition of Permitted Refinancing Debt.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.02 and (ii) has been approved by the Majority Lenders or the Required Lenders, as applicable.

“Non-U.S. Lender” means a Lender, with respect to the Borrower, that is not a U.S. Person.

“Notes” means the promissory notes, if any, of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, transportation, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“OPA” has the meaning assigned to such term within the definition of “Environmental Laws.”

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation’s jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05).

“Parent” has the meaning set forth in the preamble hereto.

“Participant” has the meaning assigned to such term in Section 12.04(c).

“Participant Register” has the meaning assigned to such term in Section 12.04(c).

“Patriot Act” has the meaning assigned to such term in Section 12.16.

“Payment in Full” has the meaning assigned to such term in Section 12.18(a).

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “New Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Debt (the “Refinanced Debt”); provided that (a) such New Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is

exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing; (b) such New Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and a weighted average life no shorter than the weighted average life of the Refinanced Debt; (c) such New Debt does not have a stated interest rate in excess of the stated interest rate of the Refinanced Debt; (d) such New Debt does not contain any covenants which, taken as a whole, are more onerous to Parent, the Borrower and their Subsidiaries than those imposed by the Refinanced Debt and (e) if such Refinanced Debt was subordinated, such New Debt (and any guarantees thereof) is subordinated in right of payment to the Secured Obligations to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA but excluding any Multiemployer Plan, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections” has the meaning assigned to such term in Section 7.11.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty agreement or the grant of the relevant Lien becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1(a)(18)(A)(v)(ii) of the Commodity Exchange Act.

“RCRA” has the meaning assigned to such term within the definition of “Environmental Laws.”

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt.  “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Refinanced Debt” has the meaning assigned to such term in the definition of “Permitted Refinancing Debt”.

“Register” has the meaning assigned to such term in Section 12.04(b)(v).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations.

“Required Hedges” means Swap Agreements entered into by the Borrower at prices acceptable to the Administrative Agent (and in any event, in the case of (x) crude oil, at least equal to (i) $50.00/bbl for the calendar years 2015-2017 and (ii) $55.00/bbl for the calendar years 2018-2019 and (y) floors with respect to natural gas, at a price no more than 10% below spot market prices at the time such Swap Agreements are entered into) on not less than (a) 50% of the production from the Proved Reserves classified as “Developed Producing Reserves” attributable to any Oil and Gas Properties of the Loan Parties for each of crude oil and natural gas, calculated separately, through the end of calendar year 2019 as reflected in the Initial Reserve Report and (b) 50% of the production from the Proved Reserves classified as “Developed Producing Reserves” attributable to any Oil and Gas Properties of the Loan Parties for each of crude oil and natural gas, calculated separately, for a rolling 36 months period thereafter as reflected in the most recently delivered Reserve Report.

“Required Lenders” means, at any time while no Revolving Loans or LC Exposure is outstanding, Revolving Lenders having at least sixty-six and two thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts; and at any time while any Revolving Loans or LC Exposure is outstanding, Revolving Lenders holding at least sixty-six and two thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Revolving Loans or participation interests in Letters of Credit (without regard to any sale by a Revolving Lender of a participation in any Revolving Loan under Section 12.04(c)); provided that the Maximum Credit Amounts of the Revolving Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.12(a) (or such other date in the event of an Interim Redetermination), the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties located in the United States of America (which, for the avoidance of doubt, shall be net of any third party interest in such Oil and Gas Properties pursuant to any agreement described in clause (d) of the definition of “Excepted Liens”), together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Reserve Report Certificate” has the meaning set forth in Section 8.12(c).

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, conversion, cancellation or termination of any such Equity Interests.

“Revolving Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Revolving Lender’s Maximum Credit Amount.  The initial Revolving Applicable Percentage of each Revolving Lender is set forth on Annex I.  If the Revolving Commitments have terminated or expired, the Revolving Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Revolving Commitment” means, with respect to each Lender, the obligation of such Lender to make or continue Revolving Loans and to incur or acquire participations in Letters of Credit hereunder, as such obligation may be (a) modified from time to time pursuant to Section 2.06, (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b) or (c) otherwise modified pursuant to the terms of this Agreement.  The amount representing each Lender’s Revolving Commitment shall at any time be the lesser of (x) such Lender’s Maximum Credit Amount and (y) such Lender’s Revolving Applicable Percentage of the then effective Borrowing Base.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure (excluding all LC Exposure that has been Cash Collateralized) at such time.

“Revolving Facility” has the meaning set forth in the definition of “Facility”.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning assigned to such term in Section 2.01(a).

“Revolving Maturity Date” means May 14, 2020.

“Revolving Termination Date” means the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Cash Management Agreement” means an agreement related to Cash Management Services between (x) any Loan Party and (y) a Secured Cash Management Provider.

“Secured Cash Management Provider” means, with respect to any agreement related to Cash Management Services, (a) a Revolving Lender or an Affiliate of a Revolving Lender, (b) the Administrative Agent or an Affiliate of the Administrative Agent or (c) any other counterparty reasonably acceptable to the Administrative Agent who is the counterparty to any such Cash Management Agreement.

“Secured Obligations” means any and all amounts owing or to be owing by any Loan Party (x) to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document, (y) to any Secured Swap Provider or Secured Cash Management Provider and (z) all renewals, extensions and/or rearrangements of any of the foregoing, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Loan Party of (or grant of a security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Secured Parties” means, collectively, the Administrative Agent, each Lender, each Issuing Bank, each Secured Cash Management Provider, each Secured Swap Provider, each Indemnitee, each other Agent, and any other Person owed Secured Obligations and “Secured Party” means any of them individually.

“Secured Swap Agreement” means a Swap Agreement between (x) any Loan Party and (y) a Secured Swap Provider.

“Secured Swap Provider” means, with respect to any Swap Agreement, (a) a Revolving Lender or an Affiliate of a Revolving Lender who is the counterparty to any such Swap Agreement with a Loan Party, (b) any Person who was a Revolving Lender or an Affiliate of a Revolving Lender at time when such Person entered into any such Swap Agreement who is a counterparty to any such Swap Agreement with a Loan Party and (c) any other counterparty reasonably acceptable to the Administrative Agent.

“Securities Act” means the Securities Act of 1933.

“Security Instruments” means the Guarantee and Collateral Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit F-1, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower, the other Loan Parties or any other Person (other than Swap Agreements with Secured Swap Providers or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Secured Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which more than 50% of whose shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Parent.

“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, floor, future or derivative transaction or option (including any put or similar contract) or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with IFRS, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” means, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Effective Date in the amount set forth opposite such Lender’s name on Annex II under the caption “Term Commitment”.  The aggregate Term Commitments of the Lenders are $125,000,000.

“Term Facility” has the meaning set forth in the definition of “Facility”.

“Term Lender” means each Lender that holds a Term Loan or an Incremental Term Loan.

“Term Loans” has the meaning assigned to such term in Section 2.01(b) and, in event of an Incremental Term Facility is entered into in accordance with the terms of Section 2.09, the term “Term Loans” shall also collectively include any Incremental Term Loans.

“Term Loan Maturity Date” means November 14, 2020.

“Term Percentage” means, with respect to any Term Lender, the percentage of the aggregate Term Commitments represented by such Term Lender’s Term Commitment (or, at any time after the Effective Date, the percentage of the aggregate principal amount of Term Loans then outstanding represented by such Term Lender’s Term Loans then outstanding).  The initial Term Percentage of each Term Lender is set forth on Annex II.

“Total Debt” means, at any date, all Debt of Parent, the Borrower and their Subsidiaries on a consolidated basis, other than intercompany Debt.

“Total Assets” means, as of any date of determination with respect to any Person, the amount that would, in conformity with IFRS, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Total PDP PV-9” means, as of any date of determination thereof with respect to the Oil and Gas Properties described in the then most recent Reserve Report delivered to the Administrative Agent, the Total Proved PV-9 attributable to Oil and Gas Properties described in the Reserve Report that constitute proved “Developed Producing Reserves”.

“Total Proved PV-9” means, as of any date of determination thereof with respect to the Oil and Gas Properties described in the then most recent Reserve Report delivered to the Administrative Agent, the net present value, discounted at nine percent (9%) per annum, of the future net revenues expected to accrue to the Loan Parties’ collective interest in such Oil and Gas Properties from the date of such determination during the remaining expected economic lives of such Oil and Gas Properties.  Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, (b) the pricing assumptions used in determining Total Proved PV-9 for any Oil and Gas Properties shall be based upon the Strip Price, adjusted for local basis differentials or premiums and transportation costs and to reflect the Loan Parties’ Swap Agreements then in effect, in each case as determined in the Administrative Agent’s reasonable discretion and (c) the cash-flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential in a manner reasonably acceptable to the Administrative Agent; provided however, that for purposes of this calculation, no more than 40% of the Total Proved PV-9 shall be attributable to Oil and Gas Properties described in the Reserve Report that constitute proved “Developed Non-Producing Reserves” and proved “Undeveloped Reserves”.  The amount of Total Proved PV-9 at any time shall be calculated on a pro forma basis as of the date of any calculation thereof for dispositions and acquisitions of Oil and Gas Properties with fair market value or consideration in excess of five percent (5%) of the then effective Borrowing Base consummated by the Loan Parties since the date of the Reserve Report most recently delivered hereto (provided that, in the case of any such acquisition, the Administrative Agent shall have received a Reserve Report evaluating the proved reserves attributable to the Oil and Gas Properties subject thereto); provided that at the Borrower’s sole discretion,  the amount of Total Proved PV-9 at any time may be calculated on a pro form basis as of the date of any calculation thereof for acquisition or dispositions with aggregate fair market value or consideration, as applicable, of less than five percent (5%) of the then effective Borrowing Base.  As used herein, “Strip Price” shall mean the equivalent futures price as quoted by the NYMEX for four years and held constant thereafter.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, the Borrower’s grant of the security interests and provision of collateral under the Security Instruments and Borrower’s grant of Liens on Mortgaged Properties (if applicable) and other Properties pursuant to the Security Instruments and (b) each other Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guarantee and Collateral Agreement by such Loan Party and such Loan Party’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties (if applicable) and other Properties pursuant to the Security Instruments.

“Transferee” means any Assignee or Participant.

“U.S. Person” means a Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(g)(ii)(B)(3).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower, the Guarantors and/or one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party or the Administrative Agent.

Section 1.03                             [Reserved].

Section 1.04                             Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”,

“includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument, certificate, organizational document or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” and “until” means “to but excluding” and the word “through” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05                             Accounting Terms and Determinations; IFRS.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with IFRS, applied on a basis consistent with the initial financial statements delivered under Section 8.01, except for changes in which Parent’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.06                             Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

ARTICLE II
THE CREDITS

Section 2.01                             Commitments.

(a)                                 Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make revolving credit loans (“Revolving Loans”) to the Borrower during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment or (ii) the total Revolving Credit Exposures exceeding the total Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, including, without limitation, Section 3.04, the Borrower may borrow, repay and reborrow the Revolving Loans.

(b)                                 Term Loans.  Subject to the terms and conditions set forth herein, each Term Lender agrees to make term loans (“Term Loans”) to the Borrower on the Effective Date in an aggregate principal amount not to exceed the amount of the Term Commitment of such Term Lender.  Within the foregoing limits and subject to the terms and conditions set forth herein, including, without limitation, Section 3.04, the Borrower may prepay the Term Loans; provided, however amounts prepaid on account of the Term Loans may not be reborrowed.

Section 2.02                             Loans and Borrowings.

(a)                                 Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Eurodollar Loans.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing under the Revolving Commitments shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000.  There shall not at any time be more than a total of seven (7) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

(d)                                 Notes.  If requested by a Lender, the Revolving Loans and the each Term Loan, as applicable, made by such Lender shall each be evidenced by a single Note of the Borrower, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its Maximum Credit Amount and/or its Term Loans outstanding, as applicable, as in effect on such date, and otherwise duly completed.  Upon request from a Lender and upon the return of the Note issued to it, or in the case of any loss, theft or destruction of any such Note, a lost note affidavit in customary form, in the event that any such Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed.  The date, amount, interest rate and, if applicable, Interest Period of each Loan made by such Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.  Upon request of the Borrower, promptly following Payment in Full, each Lender shall return to the Borrower any Note issued to it, or in the case of any loss, theft or destruction of any such Note, a lost note affidavit in customary form.

Section 2.03                             Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or other electronic communication acceptable to the Administrative Agent, not later than 12:00 noon, New York City time, the Business Day immediately prior to the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of a Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e).  Each such telephonic or other electronic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic communication to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               in the case of a Borrowing under the Revolving Commitments, the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(iv)                              the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Revolving Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04                             [Reserved].

Section 2.05                             Funding of Borrowings.

(a)                                 Funding by the Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 P.M., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)                                 Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the

Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Revolving Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06                             Termination and Reduction of Aggregate Maximum Credit Amounts.

(a)                                 Scheduled Termination of Revolving Commitments.  Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.  If at any time the Aggregate Maximum Credit Amounts are terminated by the Borrower, then the Revolving Commitments shall terminate on the effective date of such termination or reduction.

(b)                                 Optional Termination and Reduction of Aggregate Maximum Credit Amounts.

(i)                                     The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(b), the total Revolving Credit Exposures would exceed the total Revolving Commitments.

(ii)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Any election by the Borrower to terminate or reduce the Aggregate Maximum Credit Amounts pursuant to a notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) may be made to be contingent upon the consummation of a refinancing, effectiveness of other credit facilities or another transaction and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 5.02 to apply to any failure of the contingency to occur and any such extension or revocation.  Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated.  Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Revolving Lenders in accordance with each Revolving Lender’s Revolving Applicable Percentage.

Section 2.07                             Borrowing Base.

(a)                                 Initial Borrowing Base.  For the period from and including the Effective Date to but excluding the next Redetermination Date, the amount of the Borrowing Base shall be

$75,000,000.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to the Borrowing Base Adjustment Provisions.

(b)                                 Scheduled and Interim Redeterminations.  The Borrowing Base shall be redetermined on a semi-annual basis, in each case in accordance with this Section 2.07 (a “Scheduled Redetermination”).  Subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on May 1st and November 1st of each year (commencing with the first Scheduled Redetermination anticipated to occur on or about November 1, 2015), as applicable. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time each calendar year, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07.

(c)                                  Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:

(i)                                     Upon receipt by the Administrative Agent of (A) the Reserve Report and the Reserve Report Certificate and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.01 (as applicable) and Section 8.12, as may, from time to time, be reasonably requested by the Administrative Agent or the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon any information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt including the aggregate principal amount of any Term Loans outstanding) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal and customary oil and gas lending criteria as it exists at the particular time.  In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii)                                  The Administrative Agent shall notify the Borrower and the Revolving Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)                               in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) in a timely and complete manner, then on or before the 15th day following the date of delivery (or such later date, within 30 days thereof, to which the Borrower and the Administrative Agent agree) or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B)                               in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports (unless otherwise agreed by the Borrower).

(iii)                               Decisions regarding the amount of the Borrowing Base will be made at the sole credit discretion of the Revolving Lenders in accordance with such Revolving Lenders’ normal and customary standards and practices for determining the value of Oil and Gas Properties in connection with reserve based oil and gas transactions consistently applied based upon its usual and customary criteria for reserve based lending as they exist from time to time (including the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrower and the effect of hedging arrangements). Any Proposed Borrowing Base that would (A) increase the Borrowing Base then in effect must be approved by all Revolving Lenders (other than Defaulting Lenders) and the Borrower and (B) decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders and the Borrower, in each case, as provided in this Section 2.07(c)(iii).  Upon receipt of the Proposed Borrowing Base Notice, each Revolving Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If, at the end of such fifteen (15) day period, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, a Revolving Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of such Proposed Borrowing Base.  If, at the end of such fifteen (15) day period, all of the Revolving Lenders (other than Defaulting Lenders), in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the Borrowing Base, effective on the date specified in Section 2.07(d).  If, however, at the end of such fifteen (15) day period, all of the Revolving Lenders (other than Defaulting Lenders) or the Required Lenders, as applicable, have not approved or deemed to have approved the Proposed Borrowing Base as indicated above, then the Administrative Agent shall promptly thereafter poll the Revolving Lenders to ascertain the highest Borrowing Base then acceptable to all of the Revolving Lenders (in the case of any increase to the Borrowing Base) or a number of Revolving Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)                                 Effectiveness of a Redetermined Borrowing Base.  After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Revolving Lenders (other than Defaulting Lenders) and the Borrower or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Revolving Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Revolving Lenders:

(i)                                     in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on May 1st and November 1st of each year, as applicable (or such later time as (x) the Borrower may agree upon request of the Administrative Agent or (y) the Required

Lenders may agree upon the request of the Borrower), as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii)                                  in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under the Borrowing Base Adjustment Provisions, whichever occurs first.  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

Section 2.08                             Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any other Loan Party, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Effective Date until the day which is five (5) Business Days prior to the Revolving Maturity Date; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension or such shorter period as the Issuing Bank may agree) a notice:

(i)                                     requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)                                  specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)                               specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)                              specifying the amount of such Letter of Credit;

(v)                                 specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)                              specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit and shall guarantee the reimbursement of any Letter of Credit issued hereunder.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension of a Letter of Credit, one year after such renewal or extension), in each case unless consented to by the relevant Issuing Bank and the Administrative Agent, and (ii) the date that is five Business Days prior to the Revolving Maturity Date.  If the Borrower so requests, the Issuing Bank shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit and in no event extending beyond the date that is five Business Days prior to the Revolving Maturity Date unless Cash Collateralized or backstopped in a manner reasonably acceptable to the Administrative Agent and the applicable Issuing Bank) by giving prior notice to the beneficiary thereof not later than a day (the “Non-extension Notice Date”) in each such 12-month period to be mutually agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant Issuing Bank, the Borrower shall not be required to make a specific request to the relevant Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the date that is five Business Days prior to the Revolving Maturity Date; provided that the relevant Issuing Bank shall not permit any such extension if (A) the relevant Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-extension Notice Date from the Administrative Agent any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 6.02 is not then satisfied or waived.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Revolving Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 P.M., New York City time, on the Business Day immediately following the later of the Business Day on which such LC Disbursement is made and the Business Day the Borrower receives notice thereof; provided that, unless the Borrower has notified the relevant Issuing Bank and Administrative Agent that it will, and does, reimburse such LC Disbursement by the required date and time, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with a Revolving Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Revolving Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this Section 2.08(e) to reimburse the applicable Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear.

(f)                                   Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders nor any Issuing

Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or other electronic transmission) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)                                     Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall also be deemed to refer to such successor.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                    Cash Collateralization.

(i)                                     If any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders under the Revolving Facility demanding the deposit of cash collateral pursuant to this Section 2.08(j), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to the LC Exposure.  If the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), the Borrower shall deposit in such an account an amount equal to the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon.  The obligation to deposit such cash collateral pursuant to the two preceding sentences shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i).

(ii)                                  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.05(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(A)                               Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ LC Exposure, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(B)                               Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.08(j) or Section 4.05 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(C)                               Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.08(j) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 4.05 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.09                             Incremental Facilities.

(a)                                 The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase, (ii) the applicable Increased Facility Closing Date, and (iii) the interest rate for such Incremental Term Loans.  Notwithstanding the foregoing:

(i)                                     (x) without the consent of the Administrative Agent each increase effected pursuant to this paragraph shall be in a minimum amount of at least $10,000,000 and (y) the aggregate principal amount of Incremental Term Loans shall not exceed $50,000,000;

(ii)                                  no more than three (3) Increased Facility Closing Dates may be selected by the Borrower after the Effective Date;

(iii)                               such Incremental Term Loans shall have the same guarantees as those provided under the Security Instruments, and be secured on a pari passu basis with the Liens on the Collateral;

(iv)                              no Default or Event of Default (including, without limitation, compliance with all financial covenants contained in Section 9.01) exists at the time of or would result from the incurrence of such Incremental Term Loans after giving pro forma effect thereto;

(v)                                 the ratio of Total PDP PV-9 to Total Debt, as of any Increased Facility Closing Date, shall not be less than 1.00 to 1.00 after giving pro forma effect to the incurrence of such Incremental Term Loans;

(vi)                              no Increased Facility Closing Date shall occur after the date that is 18 months after the Effective Date;

(vii)                           the Administrative Agent and the Lenders, including any New Lender, shall have received all fees and other amounts due and payable on or prior to the Increased Facility Closing Date of such Incremental Term Loans and reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower; and

(viii)                        no Lender shall have any obligation to participate in any Incremental Term Loans described in this Section 2.09 unless it agrees to do so in its sole discretion; provided, however, MSECI agrees that it or a designated Affiliate thereof will participate in the Incremental Term Loans (on a pro rata basis in accordance with its Term Loans outstanding immediately prior to the incurrence of any Incremental Term Loans) so long as the Incremental Term Loans the subject of any such Increased Facility Activation Notice are on the same terms, conditions and economics as the Term Loans made by the Lenders on the Effective Date.

(b)                                 Any additional bank, financial institution or other institutional lender which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.09(a), such bank, financial institution or other institutional lender (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c)                                  Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby.  Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed) and furnished to the other parties hereto.

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01                             Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of (a) each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date and (b) each Term Lender the then unpaid principal amount of each Term Loan on the Term Loan Maturity Date.  The Incremental Term Loans of each Incremental Term Lender shall mature on the Incremental Maturity Date.

Section 3.02                             Interest.

(a)                                 Revolving Loans.  The Revolving Loans shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)                                 Term Loans.  The Term Loans shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus 7.00%, but in no event to exceed the Highest Lawful Rate.

(c)                                  Incremental Term Loans.  The Incremental Term Loans shall bear interest at a rate per annum as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Increased Facility Activation Notice.

(d)                                 Post-Default and Borrowing Base Deficiency Rate.  Notwithstanding the foregoing, if any principal of, or interest on, any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, at the election of the Majority Lenders all outstanding amounts hereunder and under any other Loan Document shall bear interest, after as well as before judgment, at the rate then applicable to such amount payable (including the Applicable Margin, as applicable) plus an additional two percent (2.0%), but in no event to exceed the Highest Lawful Rate.

(e)                                  Interest Payment Dates.  Accrued interest on (1) each Term Loans shall be payable quarterly in arrears on each Interest Payment Date for such Term Loan and on the Term Loan Maturity Date and (2) each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and on the Revolving Termination Date; provided that (i) interest accrued pursuant to Section 3.02(d) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(f)                                   Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03                             Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period;

(b)                                 the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(c)                                  the Administrative Agent is advised by a Lender that it has become unlawful for such Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, such Borrowing shall be made at an alternate rate of interest reasonably determined by the Majority Lenders or the applicable Lender(s) (in the case of clause (c)), in consultation with the Borrower, as their cost of funds.

Section 3.04                             Prepayments.

(a)                                 Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b) and the payment of any premium or penalty in accordance with Section 3.04(d).  Amounts prepaid on the account of the Term Loan may not be reborrowed.

(b)                                 Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or other electronic transmission) of any prepayment hereunder, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment (or such shorter period as the Administrative Agent may agree).  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided any notice of prepayment pursuant to a notice delivered by the Borrower pursuant to this Section 3.04(b) may be made to be contingent upon the consummation of a refinancing, effectiveness of other credit facilities or another transaction and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 5.02 to apply to any failure of the contingency to occur and any such extension or revocation.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any amounts due under Section 5.02.

(c)                                  Mandatory Prepayments of Revolving Loans.

(i)                                     Upon Optional Terminations and Reductions.  If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), there is a Borrowing Base Deficiency, then the Borrower shall (A) prepay the Revolving Loans on the date of such termination or reduction in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all of the Revolving Loans as a result of LC Exposure, Cash Collateralize such remaining deficiency as provided in Section 2.08(j).  The Borrower shall be obligated to make such prepayment and/or deposit of Cash Collateral substantially concurrently with the effectiveness of such termination or reduction.

(ii)                                  Upon Redeterminations.  Upon any redetermination of the Borrowing Base pursuant to Section 2.07(b), if there is a Borrowing Base Deficiency, then the Borrower shall, within 10 Business Days after its receipt of a New Borrowing Base Notice or effectiveness of the new Borrowing Base which results in such Borrowing Base Deficiency, as the case may be, inform the Administrative Agent of the Borrower’s election to:

(A)                               within 30 days following its receipt of such New Borrowing Base Notice or effectiveness of the new Borrowing Base (1) prepay the Revolving Loans in an aggregate principal amount equal to such Borrowing Base Deficiency and (2) if any Borrowing Base Deficiency remains after prepaying all of the Revolving Loans as a result of any LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j),

(B)                               prepay the Revolving Loans in five equal monthly installments, commencing on the 30th day following its receipt of such New Borrowing Base Notice or effectiveness of the new Borrowing Base with each payment being equal to 1/5th of the aggregate principal amount of the Borrowing Base Deficiency,

(C)                               within 30 days following its receipt of such New Borrowing Base Notice or effectiveness of the new Borrowing Base, provide additional collateral in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other collateral reasonably acceptable to the Administrative Agent having a Borrowing Base value (as proposed by the Administrative Agent and approved by the Required Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 3.04(c) to eliminate any such excess, or

(D)                               undertake a combination of clauses (A), (B) and (C).

provided that, notwithstanding the options set forth above, in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Revolving Termination Date.  If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Revolving Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 2.08(j).

(iii)                               Upon Borrowing Base Adjustments.  Upon any adjustment to the amount of the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions, if there is a Borrowing Base Deficiency, then the Borrower shall (A) prepay the Revolving Loans on the date of such Borrowing Base adjustment in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all of the Revolving Loans as a result of LC Exposure, Cash Collateralize such remaining deficiency as provided in Section 2.08(j).  The Borrower shall be obligated to make such prepayment and/or deposit of Cash Collateral substantially concurrently with the effectiveness of such Borrowing Base adjustment.

(d)                                 Premium or Penalty.

(i)                                     Revolving Loans.  Prepayments of Revolving Loans permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

(ii)                                  Term Loans.

(A)                               All (I) optional prepayments of Term Loans permitted under this Section 3.04 made prior to the Term Loan Maturity Date and (II) mandatory prepayments of Term Loans required under this Section 3.04 (1) made prior to the second anniversary of the Effective Date and in an aggregate principal amount greater than $25,000,000 or (2) made on or after the second anniversary of the Effective Date but prior to the Term Loan Maturity Date, in each case shall be accompanied by an amount equal to the aggregate principal amount of the Term Loans being prepaid multiplied by the Applicable Premium then in effect.

(B)                               In addition to such Applicable Premium, all (I) optional prepayments of Term Loans permitted under this Section 3.04 or (II) mandatory prepayments of Term Loans required under this Section 3.04 in an aggregate principal amount greater than $25,000,000, in each case made prior to the second anniversary of the Effective Date shall also be accompanied by an amount equal to the Make Whole Amount.

(e)                                  Application of Prepayments.  Each prepayment of Revolving Loans pursuant to Section 3.04 shall be applied, ratably to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(f)                                   Interest to be Paid with Prepayments.  Prepayments pursuant to this Section 3.04 shall be accompanied by accrued interest to the extent required by Section 3.02.

Section 3.05                             Fees.

(a)                                 Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender to the extent set forth in Section 4.05) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Revolving Commitment of such Lender (determined taking into account both Revolving Loans and LC Exposure) during the period from and including the date of this Agreement to but excluding the Revolving Termination Date.  Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the Revolving Termination Date, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender to the extent set forth in Section 4.05) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans (as such rate may be increased pursuant to Section 3.02(d)) on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements that has been funded by such Revolving Lender) during the period from and including the date of this Agreement to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, (ii) to each applicable Issuing Bank a fronting fee in an amount equal to 0.125% multiplied by the face amount of such Letter of Credit on the average daily amount of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable on such last Business Day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Revolving Termination Date and any such fees accruing after the Revolving Termination Date shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Upfront Fees. The Borrower agrees to pay to (i) each Revolving Lender (including Morgan Stanley Bank, N.A.), a fee equal to 50 basis points on an amount equal to such Revolving Lender’s allocated share of the Borrowing Base in effect on the Effective Date and (ii) each Term Lender (including Morgan Stanley Capital Group Inc.), a fee equal to 150 basis points on an amount equal to such Term Lender’s allocated share of the Term Loans advanced on the Effective Date.  Each such fee shall be due and payable on the Effective Date.

(d)                                 Incremental Term Loan Upfront Fees.  The Borrower agrees to pay to each Lender of Incremental Term Loans (including, if applicable, Morgan Stanley Capital Group Inc.) a fee equal to 150 basis points on an amount equal to such Lender’s allocated share of the Incremental Term Loans advanced on any Increased Facility Activation Date, which fee shall be earned and payable on the applicable Increased Facility Activation Date.

(e)                                  Administrative Agent Fees.  At any time there is more than one Lender (other than Lenders that are Affiliates of the Administrative Agent), the Borrower agrees to pay to the Administrative Agent, for its own account, an annual administration fee equal to $50,000, which fee will be payable annually, in advance, commencing on the date the condition in the first clause of this sentence is effective and thereafter on each anniversary thereof.

Section 3.06                             Payments to MSECI; Fundings made by MSECI.

(a)                                 MSECI, in its capacity as Administrative Agent and/or Arranger, in its sole discretion, may provide written notice to the Loan Parties to pay any fees or any other amounts due to MSECI under the Loan Documents to Morgan Stanley Bank, N.A., in its capacity as a Lender, for the account of MSECI, and the relevant Loan Party shall comply with any such written direction.

(b)                                 For purposes of Section 2.05, MSECI or any of its Affiliates, each in its capacity as Administrative Agent, and any Lender and the Borrower may agree that such Lender shall make a Loan to be made by it hereunder directly to the Borrower and such Lender shall make such Loan on the proposed borrowing date thereof by wire transfer of immediately available funds to the account of the Borrower designated by the Borrower in the applicable Borrowing Request.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01                             Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01 or as otherwise directed by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  Sharing of Payments by Lenders.  If, other than as provided elsewhere herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02                             Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders and/or any applicable Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders and/or any applicable Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders and/or any applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03                             Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.  If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Revolving Applicable Percentage or Term Percentage, as applicable, of all Loans then outstanding.  After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04                             Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower or another Loan Party and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Loan Party.

Section 4.05                             Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Lender becomes a Defaulting Lender, then, until such time as such Revolving Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders or Required Lenders, as applicable.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash

Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.08(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and LC Exposure is held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 4.05(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.05(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.08(j).

(C)                               With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure that has been reallocated to such non-Defaulting Lender pursuant to clause (iv)

below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.08(j).

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Lenders in accordance with the Commitments under the Revolving Facility (without giving effect to Section 4.05(iv), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Lender’s having been a Defaulting Lender.

(c)                                  New Letters of Credit.  So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES

Section 5.01                             Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)                                  subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or other Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such other Credit Party (whether of principal, interest or any other amount), then, upon request of such Lender, Issuing Bank or other Credit Party, the Borrower will pay to such Lender or such other Credit Party such additional amount or amounts as will compensate such Lender or such other Credit Party for such additional costs incurred or reduction suffered.

(b)                                 Capital and Liquidity Requirements.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.02                             Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04 then, in any such event and upon the request of any Lender, the Borrower shall compensate such Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 and demonstrating, in reasonable detail, the computation of such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03                             Taxes.

(a)                                 Defined Terms.  For purposes of this Section 5.03, Section 5.04 and Section 5.05, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                  Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI (or any successor form);

(3)                                 in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or

(4)                                 to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY(or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                                 Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Documents.

Section 5.04                             Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or required the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05                             Replacement of Lenders.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to a replacement bank, financial institution or other institutional lender that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.04, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law; and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01                             Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)                                 The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(b)                                 The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guarantee and Collateral Agreement, and except in cases where no signature is required, the other Security Instruments described on Exhibit F-1.  In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority Liens that may be perfected upon recordation of properly completed financing statements and the Security Instruments in the appropriate filing offices therefor (except that Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition may exist) on at least 80% of the Total Proved PV-9 of the Borrowing Base Properties.

(c)                                  The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and by-laws or other applicable Organizational Documents of such Loan Party, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan to the contrary.

(d)                                 The Administrative Agent shall have received certificates of the appropriate state agencies, as requested by the Administrative Agent, with respect to the existence, qualification and good standing of each Loan Party in each jurisdiction where any such Loan Party is organized or owns Borrowing Base Properties.

(e)                                  The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that (i) all government and third party approvals necessary in connection with the continued operations of the Loan Parties and the Transactions have been obtained and are in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby on satisfactory terms and (ii) no action or proceeding is pending or threatened in any court or before any Governmental Authority seeking to enjoin or prevent the consummation of the Transactions contemplated hereby.

(f)                                   The Administrative Agent shall have received certificates of insurance coverage of the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent evidencing that the Loan Parties are carrying insurance in accordance with Section 7.12.

(g)                                  The Administrative Agent shall have received a certificate of a Responsible Officer of Parent and the Borrower substantially in the form of Exhibit E certifying that, after giving effect to the Borrowings under this Agreement and the other Transactions contemplated hereunder, Parent, the Borrower and the other Loan Parties, on a consolidated basis, are solvent.

(h)                                 The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that the Borrower and the other Loan Parties will have outstanding no material Debt for borrowed money (other than Intercompany Debt or Disqualified Capital Stock other than the Secured Obligations under this Agreement or other Debt permitted by Section 9.02.

(i)                                     The Administrative Agent shall have received the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c)(i)-(iii).

(j)                                    The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information previously requested and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(k)                                 The Administrative Agent shall have received an opinion of (i) Hogan Lovells US, LLP, counsel for the Loan Parties, (ii) Baker & McKenzie, counsel for Parent and (iii) local counsel in any jurisdictions where Borrowing Base Properties are located, in form and of substance reasonably acceptable to the Administrative Agent.

(l)                                     The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(m)                             The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the other Loan Parties other than those being released on or prior to the Effective Date or Liens permitted by Section 9.03.

(n)                                 The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the Total Proved PV-9 of the Borrowing Base Properties.

(o)                                 The Administrative Agent shall have received evidence that on or before, or substantially simultaneous with, the Effective Date the Existing Credit Facilities have been repaid in full (or otherwise satisfied and discharged), all commitments thereunder terminated and all Liens created thereunder are being released, in each case on terms satisfactory to the Administrative Agent.

(p)                                 The Borrower shall have unrestricted cash and unused availability under the Borrowing Base in an aggregate amount of not less than $25,000,000 on the Effective Date (after giving effect to the Borrowings and any application of the proceeds of the Loans incurred on the Effective Date).

(q)                                 The Administrative Agent shall have received such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 4:00 P.M., New York City time, on May 14, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02                             Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding and the funding of any Incremental Term Loan), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                 At the time of and immediately after giving pro forma effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default (including, without limitation, compliance with all financial covenants contained in Section 9.01) shall have occurred and be continuing.

(b)                                 The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date.

(c)                                  At the time and immediately after giving pro forma effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, there is exists no event or circumstance that could have a Material Adverse Effect.

(d)                                 The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower and the other Loan Parties on the date thereof as to the matters specified in Section 6.02(a) through (d).

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Each of Parent and the Borrower, jointly and severally, represents and warrants to the Lenders that:

Section 7.01                             Organization; Powers.  Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such licenses, authorizations, consents, approvals and foreign qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02                             Authority; Enforceability.  The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action.  Each Loan Document to which a Loan Party is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03                             Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of financing statements and the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect, or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate (i) in any material respect, any applicable law or regulation or any order of any Governmental Authority or (ii) the Organizational Documents of any Loan Party, (c) will not violate or result in a default under any material indenture, note, credit agreement or other similar instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than the Liens created by the Loan Documents).

Section 7.04                             Financial Condition; No Material Adverse Change.

(a)                                 Since December 31, 2014 and after giving effect to the Transactions (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and the Loan Parties has been conducted only in the ordinary course consistent with past business practices (it being understood that changes in business practices that do not change the nature of the business as an exploration and production company, such as changes to respond to current market conditions, are consistent with past business practices).

(b)                                 Neither the Borrower nor any other Loan Party has on the date of this Agreement, after giving effect to the Transactions, any material Debt (including Disqualified Capital Stock) other than the Secured Obligations, Intercompany Debt or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, or unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments.

Section 7.05                             Litigation.

(a)                                 Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against any Loan Party that (i) are not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any Loan Document or the Transactions.

(b)                                 Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 7.06                             Environmental Matters.  Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)                                 the Group Members and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b)                                 the Group Members have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and no Group Member has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(c)                                  there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against any Group Member or any of their respective Properties or as a result of any operations at the Properties;

(d)                                 none of the Properties of the Group Members contain or, to the Borrower’s knowledge, have contained any:  (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)                                  except as permitted under applicable laws, there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials attributable to the operations of any Group Member at, on, under or from any Group Member’s Properties and there are no investigations, remediations, abatements, removals of Hazardous Materials required under applicable Environmental Laws relating to such Releases or threatened Releases or at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f)                                   no Group Member has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials, including at, under, or Released or threatened to be Released from any real properties offsite the Group Member’s Properties and there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

(g)                                  there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any Group Member or relating to any of their Properties that would reasonably be expected to form the basis for a claim against any Group Member for damages or compensation and, to the Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of notice regarding such exposure; and

(h)                                 the Group Members have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any Group Member’s possession or control and relating to their respective Properties or operations thereon.

Section 7.07                             Compliance with the Laws and Agreements; No Defaults.

(a)                                 Each Loan Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 No Loan Party is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require such Loan Party to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any material indenture, note, credit agreement or other similar instrument pursuant to which any Material Indebtedness is outstanding.

(c)                                  No Default has occurred and is continuing.

Section 7.08                             Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09                             Taxes.  Each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party has set aside on its books adequate reserves in accordance with IFRS or (b) to the extent that the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.  To the knowledge of Borrower, no material proposed tax assessment is being asserted with respect to any Loan Party.

Section 7.10                             ERISA.

(a)                                 Each Plan is, and has been, operated, administered and maintained in substantial compliance with, and the Borrower and each ERISA Affiliate have complied in all material respects with, ERISA, the terms of the applicable Plan and, where applicable, the Code.

(b)                                 No act, omission or transaction has occurred which would result in imposition on any the Borrower or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(c)                                  No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower or any ERISA Affiliate has been or is reasonably expected by any Loan Party or any ERISA Affiliate to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(d)                                 The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(e)                                  Neither the Borrower nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, or had any actual or contingent liability to any Multiemployer Plan.

Section 7.11                             Disclosure; No Material Misstatements.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Loan Party is subject, and all other existing facts and circumstances applicable to the Loan Parties known to the Borrower, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial or other information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact peculiar to the Borrower or any other Loan Party which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any other Loan Party prior to, or on, the date hereof in connection with the transactions contemplated hereby.  There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and the Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12                             Insurance.  For the benefit of each Loan Party, Parent or the Borrower has (a) all insurance policies sufficient for the compliance by the Loan Parties with all material Governmental Requirements and all material agreements and (b) insurance coverage, or self-insurance, in at least such amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Loan Parties.  Schedule 7.12, as of the date hereof, sets forth a list of all insurance maintained by Parent or the Borrower.  The Administrative Agent, as agent for the benefit of the Secured Parties, has been named as additional insureds in respect of such liability insurance policies and the Administrative Agent, as agent for the benefit of the Secured Parties, has been named as loss payee with respect to Property loss insurance.

Section 7.13                             Restriction on Liens.  Neither the Borrower nor any Loan Party is a party to any material agreement or arrangement (other than as permitted by Section 9.15), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

Section 7.14                             Group Members.  Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, there are no other Group Members.  Each Guarantor and Material Subsidiary has been so designated on Schedule 7.14.

Section 7.15                             Foreign Operations.  The Borrower and the other Loan Parties do not own any Oil and Gas Properties not located within the geographical boundaries of the United States or Australia.

Section 7.16                             Location of Business and Offices.  The Borrower’s jurisdiction of organization is Colorado; the name of the Borrower as listed in the public records of its jurisdiction of organization is Sundance Energy, Inc. and the organizational identification number of the Borrower in its jurisdiction of organization is 20031394742 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(l) in accordance with Section 12.01).  The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(l) and Section 12.01(c)).  Each Group Member’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(l)).

Section 7.17                             Properties; Titles, Etc.

(a)                                 Each Loan Party has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to, or valid leasehold interests in, licenses of, or rights of use, all other Collateral owned or leased by such Loan Party and all of its other material personal Properties necessary or used in the ordinary conduct of its business other than Properties sold in compliance with Section 9.11 from time to time, in each case, free and clear of all Liens except Liens permitted by Section 9.03.  After giving full effect to the Excepted Liens, the Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and except as otherwise provided by statute, regulation or the standard and customary provisions of any applicable joint operating agreement, the ownership of such Properties shall not in any material respect obligate the Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Loan Party’s net revenue interest in such Property.

(b)                                 All material leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)                                  Except as could not reasonably be expected to have a Material Adverse Effect, the rights and Properties presently owned, leased or licensed by the Loan Parties including all easements and rights of way, include all rights and Properties necessary to permit the Loan Parties to conduct their business in the same manner as its business is conducted on the date hereof.

(d)                                 Except for Properties being repaired, all of the Properties of the Loan Parties which are reasonably necessary for the operation of their businesses are in good working condition in all material respects and are maintained in accordance with prudent business standards.

(e)                                  Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property necessary for the conduct of the business, and the use thereof by the Loan Party does not, to its knowledge, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.18                             Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Loan Parties.  Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Loan Parties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Loan Parties is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Loan Parties.  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Loan Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Loan Parties, in a manner consistent with the Loan Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.18 could not reasonably be expected to have a Material Adverse Effect).

Section 7.19                             Gas Imbalances; Prepayments.  Except as set forth on Schedule 7.19 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take-or-pay or other prepayments which would require any Loan Party to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two percent (2.0%) of the aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) listed in the most recent Reserve Report.

Section 7.20                             Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.20, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report, (a) the Loan Parties are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity and (b) no material agreements exist which are not cancelable on 90 days’ notice or less without penalty or detriment for the sale of production from the Loan Parties’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.21                             Security Documents.  The Security Instruments are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Mortgaged Property and Collateral and proceeds thereof.  To the extent required herein and in the other Loan Documents, the Secured Obligations are and shall be at all times secured by a legal, valid and enforceable perfected first priority Liens in favor of the Administrative Agent, covering and encumbering the Mortgaged Properties and other Collateral, to the extent perfection has occurred or will occur, by the recording of a mortgage, the filing of a UCC financing statement or, with respect to Equity Interests represented by certificates, by possession (in each case, to the extent available in the applicable jurisdiction); provided that, except in the case of pledged Equity Interests or as otherwise provided herein, Liens permitted by Section 9.03 may exist.

Section 7.22                             Swap Agreements and Eligible Contract Participant.  Schedule 7.22, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth, a true and complete list of all Swap Agreements of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied, but excluding the Security Instruments) and the counterparty to each such agreement.  The Borrower is a Qualified ECP Guarantor.

Section 7.23                             Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used (a) to refinance the Existing Credit Facilities and (b) for the working capital needs and general corporate purposes of the Loan Parties.  No Loan Party is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly to purchase or carry any margin stock, to extend credit to others for the purpose of purchasing or carrying margin stock, to reduce or retire any indebtedness that was originally incurred to purchase or carry any margin stock or for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.24                             Solvency.  After giving effect to the Transactions and the other transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Loan Parties, taken as a whole, will exceed the aggregate Debt of the Loan Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) each Loan Party will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures in the ordinary course of business and (c) each Loan Party will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.25                             OFAC.  Neither the Loan Parties, nor, to the Borrower’s knowledge, any director, officer, agent, employee or Affiliate of the Loan Parties is currently subject to any material U.S. sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Borrowings or lend, contribute or otherwise make available such proceeds to any Loan Party, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 7.26                             Anti-Terrorism Laws.  (a)  None of the Loan Parties, nor, to the Borrower’s knowledge, any of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Patriot Act.

(b)                                 None of the Loan Parties, nor, to the Borrower’s knowledge, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication or such list.

(c)                                  None of the Loan Parties, nor, to the Borrower’s knowledge, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii)

engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 7.27                             Money Laundering.  The operations of the Loan Parties are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Loan Party with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened in writing.

Section 7.28                             Foreign Corrupt Practices.  No Loan Party, nor, to the knowledge of the Borrower after reasonable inquiry, any director, officer, agent, or employee of any Loan Party, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Loan Parties have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until Payment in Full, each of Parent and the Borrower, jointly and severally, covenants and agrees with the Lenders that:

Section 8.01                             Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                 Annual Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Parent, (i) the audited consolidated statement of financial position for Parent and its Subsidiaries and related statements of profit or loss or other comprehensive income, changes in equity, as applicable, and cash flows as of the end of and for such year, setting forth in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with IFRS consistently applied, and (ii) internally prepared unaudited consolidating statement of financial position and statement of profit or loss or other comprehensive income of Parent which agree in total to the corresponding audited consolidated statements of Parent for the fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated and consolidating basis in accordance with IFRS consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(b)                                 Quarterly Financial Statements.  As soon as available, but in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, (i)

the unaudited consolidated statement of financial position for Parent and its Subsidiaries and related statements of profit or loss or other comprehensive income, changes in equity, as applicable, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial position, as of the end of) the previous fiscal year and (ii) internally prepared unaudited consolidating statement of financial position and statement profit or loss or other comprehensive income of Parent which agree in total to the corresponding unaudited consolidated statements of Parent for such fiscal quarter, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated and consolidating basis in accordance with IFRS consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)                                  Certificate of Financial Officer — Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of Parent in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in IFRS or in the application thereof has occurred since the date of the most recently delivered financial statements referred to in Section 8.01(a) and (b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)                                 [Reserved].

(e)                                  Certificate of Financial Officer — Swap Agreements.  Concurrently with the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of the last Business Day of the period covered by such Reserve Report, a true and complete list of all Swap Agreements of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto (other than Security Instruments) not listed on Schedule 7.22, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f)                                   Certificate of Insurer — Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), and within ten (10) Business Days following each change in the insurance maintained in accordance with Section 8.07, certificates of insurance coverage with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(g)                                  Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Person, and a copy of any response by such Person, or the board of directors or other appropriate governing body of such Person, to such letter or report.

(h)                                 SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC, the Australian Securities Exchange or with any other national securities exchange (other than relating to beneficial ownership of the Equity Interests of the Parent); provided, however, that the Loan Parties shall be deemed to have furnished the information required by this Section 8.01(h) if it shall have timely made the same available publicly on its website, “EDGAR”, asx.com.au or an equivalent website.

(i)                                     Notices Under Material Instruments.  Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(j)                                    Lists of Purchasers.  Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from any Loan Party (or, with respect to Oil and Gas Properties that are not operated by a Loan Party, a list of the operators of such properties).

(k)                                 Notice of Sales of Oil and Gas Properties and Unwinds of Swap Agreements.  In the event the Borrower or any other Loan Party intends to (i) sell, transfer, assign or otherwise dispose of any Oil and Gas Properties (or any Equity Interests of any Loan Party that owns Oil and Gas Properties) or (ii) terminate, unwind, cancel or otherwise dispose of Swap Agreements which could result in an anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom in excess of $2,000,000 (in a single transaction or in multiple transactions over any one-month period), in each case, in accordance with Section 9.11, prior written notice of the foregoing (of at least 5 Business Days or such shorter time as the Administrative Agent may agree), the price thereof, in the case of Oil and Gas Properties (or any Equity Interests of any Loan Party that owns Oil and Gas Properties), and the anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom, in the case of Swap Agreements, and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(l)                                     Notice of Casualty Events.  Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(m)                             Information Regarding Borrower and Guarantors.  Prompt written notice of (and in any event within ten (10) days prior thereto or such other time as the Administrative Agent may agree) any change (i) in a Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Loan Party’s chief executive office or principal place of business, (iii) in the Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Loan Party’s federal taxpayer identification number.

(n)                                 Production Report and Lease Operating Statements.  Concurrently with any delivery of financials statements under Section 8.01(a) or Section 8.01(b), a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(o)                                 Patriot Act.  Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(p)                                 Cash Flow and Capital Expenditure Forecast.  Not later than 120 days after the end of each fiscal year, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth an operating budget (including a cash flow and capital expenditure forecast) for the immediately succeeding twelve months in form and substance reasonably satisfactory to the Administrative Agent.

(q)                                 Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Parent, the Borrower or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02                             Notices of Material Events.  The Borrower will furnish to the Administrative Agent prompt written notice of the following after any Responsible Officer of any Loan Party has knowledge thereof:

(a)                                 the occurrence of any Default;

(b)                                 the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Group Members thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any other Loan Party in an aggregate amount exceeding $2,000,000; and

(d)                                 the occurrence of any Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03                             Existence; Conduct of Business.  Parent and the Borrower will, and will cause each Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where failure to have such rights, licenses, permits, privileges, franchises and foreign qualifications could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04                             Payment of Obligations.  Parent and the Borrower will, and will cause each other Loan Party to, pay its obligations, including tax liabilities of the Borrower and all of the other Loan

Parties before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with IFRS and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05                             Performance of Obligations under Loan Documents.  The Borrower will pay the Loans in accordance with the terms hereof, and cause each other Loan Party to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

Section 8.06                             Operation and Maintenance of Properties.  Parent and the Borrower, each at its own expense, will, and will cause each other Loan Party to:

(a)                                 operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)                                 maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other Properties material to the conduct of its business, including all equipment, machinery and facilities.

(c)                                  promptly pay and discharge, or use commercially reasonable efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary, in accordance with industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d)                                 promptly perform or use commercially reasonable efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e)                                  operate its Oil and Gas Properties and other material Properties or use commercially reasonable efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

Section 8.07                             Insurance.  Parent or the Borrower will maintain, with financially sound and reputable insurance companies, insurance covering all Loan Parties, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in the applicable insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as a “loss payee” or other formulation reasonably acceptable to the Administrative

Agent and such liability policies shall name the Administrative Agent, as agent for the benefit of the Secured Parties,  as “additional insured”.  Such policies will also provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08                             Books and Records; Inspection Rights.  Parent and the Borrower will, and will cause each other Loan Party to, keep proper books of record and account in accordance with IFRS.  Parent and the Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.

Section 8.09                             Compliance with Laws.  Parent and the Borrower will, and will cause each Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10                             Environmental Matters.

(a)                                 Parent and the Borrower shall: (i) comply, and shall cause its Properties and operations and each other Group Member and each other Group Member’s Properties and operations to comply, with all applicable Environmental Laws, except to the extent any breach thereof could not be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise Release, and shall cause each other Group Member not to dispose of or otherwise Release, any Hazardous Material, or solid waste on, under, about or from any of the Borrower’s or the other Group Members’ Properties or any other Property to the extent caused by the Borrower’s or any of the other Group Members’ operations except in compliance with applicable Environmental Laws, the disposal or Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each other Group Member to timely obtain or file, all notices, and Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or the other Group Members’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each of other Group Member to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other Release of any Hazardous Materials on, under, about or from any of the Borrower’s or the other Group Members’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) use commercially reasonable efforts to conduct, and cause each other Group Member to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each other Group Member to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and the other Group Members’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)                                 Parent and the Borrower will promptly, but in no event later than five Business Days of Parent or the Borrower becoming aware thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any demand or lawsuit by any landowner or other third party threatened in writing against Parent or the Borrower or the other Group Members or their Properties of which Parent and or Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if Parent or the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $2,000,000, not fully covered by insurance, subject to normal deductibles.

(c)                                  If an Event of Default has occurred and is continuing, the Administrative Agent may (but shall not be obligated to), at the expense of the Borrower and to the extent that the Borrower or any other Loan Party has the right to do so, conduct such Remedial Work as it deems appropriate to determine the nature and extent of any noncompliance with applicable Environmental Laws, the nature and extent of the presence of any Hazardous Material and the nature and extent of any other environmental conditions that may exist at or affect any of the Mortgaged Properties, and the Group Members shall cooperate with the Administrative Agent in conducting such Remedial Work.  Such Remedial Work may include a detailed visual inspection of the Mortgaged Properties, including all storage areas, storage tanks, drains and dry wells and other structures and locations, as well as the taking of soil samples, surface water samples, and ground water samples and such other investigations or analyses as the Administrative Agent deems appropriate.  The Administrative Agent and its officers, employees, agents and contractors shall have and are hereby granted the right to enter upon the Mortgaged Properties for the foregoing purposes.

Section 8.11                             Further Assurances.

(a)                                 Parent and the Borrower, each at its sole expense will, and will cause each other Loan Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Loan Party, as the case may be, in the Loan Documents or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)                                 Parent and the Borrower hereby authorize the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Loan Party where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12                             Reserve Reports.

(a)                                 On or before March 31st and September 30th of each year, as applicable, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the other Loan Parties in the United States as of the immediately preceding January 1st or July 1st, as applicable.  The Reserve Report as of January 1st and delivered on or before March 31th of each year (the “January 1 Reserve Report”) shall be prepared by one or more Approved Petroleum Engineers, and each other Reserve Report of each year may be prepared in form reasonably acceptable by one or more Approved Petroleum Engineers or internally under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and, except as otherwise specified therein, to have been prepared in all material respects in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(b)                                 In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and, except as otherwise specified therein, to have been prepared in all material respects in accordance with the procedures used in the immediately preceding January 1 Reserve Report.  For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)                                  With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate (a “Reserve Report Certificate”) from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or the other Loan Parties own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.19 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any other Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their proved Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which exhibit shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into by a Loan Party subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.20 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the proved Oil and Gas Properties that the value of such Mortgaged Properties represent and that such percentage is in compliance with Section 8.14(a).

Section 8.13                             Title Information.

(a)                                 On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will make available to the Administrative Agent title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Borrowing Base Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have had the opportunity to review (including title information previously made available to the Administrative Agent), satisfactory title information on

Hydrocarbon Interests constituting at least 80% of the Total Proved PV-9 of the Borrowing Base Properties evaluated by such Reserve Report.

(b)                                 If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on Hydrocarbon Interests constituting at least 80% of the Total Proved PV-9 of the Borrowing Base Properties evaluated by such Reserve Report.

(c)                                  If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the Total Proved PV-9 of the Borrowing Base Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders.  To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on Hydrocarbon Interests constituting 80% of the Total Proved PV-9 of the Borrowing Base Properties evaluated by such Reserve Report.  This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14                             Additional Collateral; Additional Guarantors.

(a)                                 In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 80% of the Total Proved PV-9 of the Borrowing Base Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least 80% of such Total Proved PV-9, then Parent and the Borrower shall, and shall cause the other Loan Parties to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c) (or such later date as the Administrative Agent may agree), to the Administrative Agent as security for the Secured Obligations a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such Total Proved PV-9.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Subsidiary grants a Lien on its Oil and Gas Properties pursuant to Section 8.14(a) and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)                                 Parent and the Borrower shall promptly cause each newly created or acquired Subsidiary that is a Wholly-Owned Subsidiary (other than any Immaterial Subsidiary) to guarantee the Secured Obligations pursuant to the Guarantee and Collateral Agreement, including pursuant to a supplement or joinder thereto.  In connection with any such guaranty, Parent and the Borrower shall, or shall cause (i) such Subsidiary (other than any Immaterial Subsidiary) to execute and deliver the Guarantee and Collateral Agreement (or a supplement thereto, as applicable) and (ii) the owners (other than any Immaterial Subsidiary) of the Equity Interests of such Subsidiary to pledge all of the Equity Interests of such new Subsidiary (including delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and to execute and deliver such other additional closing documents and certificates as shall reasonably be requested by the Administrative Agent.

(c)                                  In the event that any Loan Party becomes the direct owner of a Domestic Subsidiary, then the Loan Party shall promptly (i) pledge 100% of all the Equity Interests of such Domestic Subsidiary, in each case, that are owned by such Loan Party and to the extent such pledge does not occur automatically under the Guarantee and Collateral Agreement (including, in each case, delivery of original stock certificates, if any, evidencing such Equity Interests, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (ii) (along with such Domestic Subsidiary) execute and deliver such other additional closing documents and certificates as shall reasonably be requested by the Administrative Agent.

(d)                                 In the event that any Loan Party becomes the direct owner of a Foreign Subsidiary, then the Loan Party shall promptly (i) pledge 66-2/3% of all the Equity Interests of such Foreign Subsidiary, in each case, that are owned by such Loan Party and to the extent such pledge does not occur automatically under the Guarantee and Collateral Agreement (including, in each case, delivery of original stock certificates, if any, evidencing such Equity Interests, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (ii) (along with such Foreign Subsidiary) execute and deliver such other additional closing documents and certificates as shall reasonably be requested by the Administrative Agent.

(e)                                  The Borrower hereby guarantees the payment of all Secured Obligations of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under the Guarantee and Collateral Agreement and other Security Instruments including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 8.14(e) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.14(e), or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.14(e) shall remain in full force and effect until Payment in Full.  The Borrower intends that this Section 8.14(e) constitute, and this Section 8.14(e) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Loan Party

(other than the Borrower) for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.15                             ERISA Compliance.  Parent and the Borrower will promptly furnish and will cause each other Group Member and any ERISA Affiliate to promptly furnish to the Administrative Agent (i)  upon becoming aware of the occurrence of any ERISA Event or of any Prohibited Transaction, which could reasonably be expected to result in liability of Parent, the Borrower or such other Group Member in an aggregate amount exceeding $2,000,000, in connection with any Plan or any trust created thereunder, a written notice of Parent, the Borrower or Subsidiary of the Borrower, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (ii) upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.  Promptly following receipt thereof, Parent and the Borrower will furnish and will cause each Subsidiary to promptly furnish to the Administrative Agent copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Group Member may request with respect to any Multiemployer Plan for which the Borrower, any Group Member or any of their ERISA Affiliates may be subject to any current or future liability; provided, that if the Group Members have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Group Members shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

Section 8.16                             Marketing Activities.  Parent and the Borrower will not, and will not permit any of the other Loan Parties to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the other Loan Parties that the Borrower or one of the other Loan Parties has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.17                             Swap Agreements.  Within fifteen (15) Business Days of the Effective Date (or such later date as the Administrative Agent may agree), the Borrower shall enter into 100% of the Required Hedges.

Section 8.18                             Patriot Act, OFAC, FCPA.  Now and hereafter to the extent applicable to this Agreement, the transactions contemplated hereby or the Loan Parties’ execution, delivery and performance of the Loan Documents, do and will comply, as applicable, in all material respects with the Patriot Act, U.S. sanctions administered by OFAC and FCPA, and with respect to each statute, any successor statute thereto.

ARTICLE IX
NEGATIVE COVENANTS

Until Payment in Full, each of Parent and the Borrower, jointly and severally, covenant and agree with the Lenders that:

Section 9.01                             Financial Covenants.

(a)                                 Current Ratio.  Parent and the Borrower will not, as of the last day of any fiscal quarter, commencing with the quarter ending June 30, 2015, permit the ratio of (i) consolidated current assets of Parent, the Borrower and their Subsidiaries (including the unfunded and available amount of the Borrowing Base, but excluding non-cash assets under IFRS 9) to (ii) consolidated current liabilities of Parent, the Borrower and their Subsidiaries (excluding (x) non-cash obligations under IFRS 9, reclamation obligations to the extent classified as current liabilities under IFRS, (y) current maturities under this Agreement and (z) the unfunded commitments of MSECI or a designated Affiliate thereof to provide Incremental Term Loans pursuant to Section 2.09(a)(vii)) to be less than 1.0 to 1.0.

(b)                                 Ratio of Revolving Credit Facility Debt to EBITDAX.  Parent and the Borrower will not, as of the last day of any fiscal quarter, commencing with the quarter ending June 30, 2015, permit the ratio of aggregate Revolving Credit Exposure as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than 4.0 to 1.0.

(c)                                  Interest Coverage Ratio.  Parent and the Borrower will not, as of the last day of any fiscal quarter, commencing with the quarter ending June 30, 2015, permit the ratio of EBITDAX to Consolidated Interest Expense for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be less than 2.0 to 1.0.

(d)                                 Ratio of Total Proved PV-9 to Total Debt.  Parent and the Borrower will not, as of the last day of any fiscal quarter, commencing with the quarter ending June 30, 2015, permit the ratio of Total Proved PV-9 to Total Debt, as of such time, to be less than (i) 1.25 to 1.00 for the 18 month period commencing on the Effective Date and (ii) 1.50 to 1.00 at any time thereafter.

Section 9.02                             Debt.  Parent and the Borrower will not, and will not permit any other Loan Party to, incur, create, assume or suffer to exist any Debt, except:

(a)                                 the Loans or other Secured Obligations.

(b)                                 Debt of any Loan Party under Capital Leases or incurred in connection with fixed or capital assets acquired, constructed or improved by any Loan Party not to exceed $1,000,000.

(c)                                  Debt associated with worker’s compensation claims, bonds or surety obligations required by Governmental Requirements or by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties.

(d)                                 Intercompany Debt.

(e)                                  endorsements of negotiable instruments for collection in the ordinary course of business.

(f)                                   Debt representing deferred compensation to employees of Parent or any of its Subsidiaries incurred in the ordinary course of business not to exceed an aggregate amount at any one time outstanding the greater of (i) $1,250,000 and (ii) one percent (1%) of the then effective Borrowing Base, in the aggregate at any one time outstanding.

(g)                                  Debt incurred by the Borrower or any Loan Party in any Investment permitted hereunder, merger or any Disposition permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments not to exceed $5,000,000 in the aggregate at any one time outstanding.

(h)                                 Debt consisting of the financing of insurance premiums not to exceed the greater of (i) $1,250,000 and (ii) one percent (1%) of the then effective Borrowing Base, in the aggregate at any one time outstanding..

(i)                                     Debt in respect of Cash Management Services and other Debt in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business.

(j)                                    Debt arising under Swap Agreements permitted under Section 9.17.

(k)                                 other Debt not to exceed $5,000,000 in the aggregate at any one time outstanding.

(l)                                     any guarantee of any other Debt permitted to be incurred hereunder.

Section 9.03                             Liens.  Parent and the Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)                                 Liens securing the payment of any Secured Obligations.

(b)                                 Excepted Liens.

(c)                                  Liens securing Capital Leases permitted by Section 9.02(b) but only on the Property that is the subject of any such lease, accessions and improvements thereto, insurance thereon, and the proceeds of the foregoing.

(d)                                 Liens securing any Permitted Refinancing Debt provided that any such Permitted Refinancing Debt is not secured by any additional or different Property not securing the Refinanced Debt.

(e)                                  Liens with respect to property or assets of the Borrower or any other Loan Party securing obligations in an aggregate principal amount outstanding at any time not to exceed $5,000,000.

Section 9.04                             Restricted Payments.  Parent and the Borrower will not, and will not permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted

Payment, except provided that no Default or Event of Default exists at the time such Restricted Payment is made or will occur as a result thereof (a) Restricted Payments payable to any Loan Party other than Parent; and (b) Restricted Payments payable to Parent, to the extent that the aggregate value of all such Restricted Payments made during any fiscal year does not exceed $2,000,000; provided that such Restricted Payments must be used by Parent in the ordinary course of business of the Loan Parties and must not be distributed to holders of Parent’s Equity Interests or to any other Person.

Section 9.05                             Investments, Loans and Advances.  Parent and the Borrower will not, and will not permit any other Loan Party to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)                                 Investments which are disclosed to the Lenders in Schedule 9.05.

(b)                                 accounts receivable and notes receivable arising from the grant of trade credit arising in the ordinary course of business.

(c)                                  direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof.

(d)                                 commercial paper maturing within one year from the date of acquisition thereof rated in one of the two highest grades by S&P or Moody’s.

(e)                                  deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f)                                   Investments in money market or similar funds with assets of at least $1,000,000,000 and rated Aaa by Moody’s or AAA by S&P.

(g)                                  Investments (i) made by the Borrower in or to any Loan Parties or (ii) made by Loan Parties in or to each other or the Borrower.

(h)                                 Investments in (i) direct ownership interests in additional Oil and Gas Properties and oil and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America or Australia and (ii) Persons engaged primarily in the business of acquiring, developing and producing Oil and Gas Properties within the geographic boundaries of the United States of America or Australia; provided that with respect to any Investment described in this clause (ii), immediately after making such Investment, such Person becomes as Loan Party in accordance with Section 8.14.

(i)                                     loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of the other Loan Parties, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $1,000,000 in the aggregate at any time.

(j)                                    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any other Loan Party as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of the other Loan Parties or in connection with the settlement of delinquent accounts and disputes with customers and suppliers; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(j) exceeds $250,000.

(k)                                 Investments pursuant to Swap Agreements or hedging agreements otherwise permitted under this Agreement.

(l)                                     other Investments not to exceed $5,000,000 in the aggregate at any one time outstanding.

Section 9.06                             Nature of Business; No International Operations.  Parent and the Borrower will not allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.  The Loan Parties will not acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States or Australia.  The Borrower will not acquire or create any Foreign Subsidiary other than a Subsidiary organized in Australia.

Section 9.07                             Proceeds of Loans.  Parent and the Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.23.  No Loan Party nor any Person acting on behalf of the Borrower has taken or will take any action which causes any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.08                             ERISA Compliance.  Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower will not, and will not permit any other Group Member to, at any time:

(a)                                 Allow any ERISA event to occur.

(b)                                 contribute to or assume an obligation to contribute to, or permit any Subsidiary to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

(c)                                  acquire, or permit any Subsidiary to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, any Multiemployer Plan.

Section 9.09                             Sale or Discount of Receivables.  Except for receivables obtained by the Loan Parties out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, Parent and the Borrower will not, and will not permit any other Loan Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.10                             Mergers, Etc.  Neither the Borrower nor any other Loan Party will merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve, except that (a) any Subsidiary of Borrower may be merged into or consolidated with (i) another Subsidiary of Borrower, so long as a Guarantor is the surviving business entity, or (ii) Borrower, so long as Borrower is the surviving business entity, (b) any Subsidiary of Parent (that is not a Subsidiary of Borrower) may be merged or consolidated with (i) a Subsidiary of Borrower, so long as a Guarantor is the surviving business entity, (ii) Borrower, so long as Borrower is the surviving business entity or (iii) another Subsidiary of Parent (that is not a Subsidiary of Borrower), so long as if either Subsidiary is a Guarantor, a Guarantor is the surviving business entity and (c) in connection with any disposition permitted by Section 9.11.

Section 9.11                             Sale of Properties and Termination of Hedging Transactions.  Parent and the Borrower will not, and will not permit any other Loan Party to, sell, assign, farm-out, convey or otherwise transfer any Property (subject to Section 9.10) except for:

(a)                                 the sale of Hydrocarbons in the ordinary course of business (including oil and gas sold as produced and seismic data);

(b)                                 farmouts in the ordinary course of business of undeveloped acreage or undrilled depths and assignments in connection with such farmouts;

(c)                                  the sale or transfer of (i) equipment that is no longer necessary for the business of the Borrower or such other Loan Party or are replaced by equipment of at least comparable value and use and (ii) immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned in the ordinary course of business) and (iii) termination of leases and licenses in the ordinary course of business;

(d)                                 the sale or other disposition of any Oil and Gas Property to which no Proved Reserves are attributed and the pooling or unitization of Oil and Gas Properties to which no Proved Reserves are attributed, so long as, after giving effect to the disposition and the concurrent payment of Loans, no Event of Default would exist or result therefrom;

(e)                                  the sale or other disposition (including Casualty Events) of any Borrowing Base Property or any interest therein (including any Equity Interest in any Loan Party that owns Borrowing Base Property), or the termination, unwinding, cancellation or other disposition of Swap Agreements; provided that:

(i)                                     100% of the consideration received in respect of such sale or other disposition of any such Borrowing Base Property (or such Equity Interest) shall be cash;

(ii)                                  (other than in respect of Casualty Events) the consideration received in respect of a sale or other disposition of such Borrowing Base Property or interest therein (or such Equity Interest) shall be equal to or greater than the fair market value of such Borrowing Base Property or interest therein (or such Equity Interest) subject of such sale or other disposition (as reasonably determined by a Responsible Officer of the Borrower and if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to the foregoing); and

(iii)                               if, during any period between two successive Scheduled Redetermination Dates, the sum of the Borrowing Base Value of (A) all Borrowing Base Properties included in the most recently delivered Reserve Report that are sold or otherwise disposed of during such period (including  any Equity Interests in any Loan Party that owns Borrowing Base Properties) and (B) all Swap Agreements upon which the Lenders relied in determining the Borrowing Base (after giving effect to any replacement Swap Agreements) terminated or off-set (regardless of how evidenced) during such period exceeds five percent (5%) of the then effective Borrowing Base, individually or in the aggregate, the Borrowing Base shall be contemporaneously reduced, as applicable, in an amount equal to such aggregate Borrowing Base Value;

(f)                                   transfers of Properties from any Loan Party to another Loan Party;

(g)                                  Casualty Events with respect to Properties that are not Oil and Gas Properties;

(h)                                 Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business; and

(i)                                     sales and other dispositions of Properties (not otherwise regulated by Section 9.11(a) through (h)) that are not included in the Borrowing Base for fair market value.

Section 9.12                             Sales and Leasebacks.  Parent and the Borrower will not, and will not permit any other Loan Party to enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party.

Section 9.13                             Environmental Matters.  Parent and the Borrower will not, and will not permit any other Group Member to, (a) cause or knowingly permit any of its Property to be in violation of, or (b) do anything or knowingly permit anything to be done which will subject any such Property to any Remedial Work (other than Remedial Work done in the ordinary course of business) under, any Environmental Laws that could reasonably be expected to have a Material Adverse Effect; it being understood that clause (b) above will not be deemed as limiting or otherwise restricting any obligation to disclose any relevant facts, conditions and circumstances pertaining to such Property to the appropriate Governmental Authority.

Section 9.14                             Transactions with Affiliates.  Except for (x) payment of Restricted Payments permitted by Section 9.04 and (y) for transactions set forth on Schedule 9.14 (in each case consistent with past practices), Parent and the Borrower will not, and will not permit any other Loan Party to, enter into any material transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than between Borrower and Loan Parties) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.15                             Negative Pledge Agreements; Dividend Restrictions.  Parent and the Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property to secure the Secured Obligations or which requires the consent of other Persons in connection therewith or (b) the Borrower or any other Loan Party from paying dividends or making distributions to any Loan Party or receiving any money in respect of Debt or other obligations owed to it, or which requires the consent of or notice to other Persons in connection therewith; provided that (i) the foregoing shall not apply to restrictions and conditions under the Loan Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any asset or another Loan Party pending such sale; provided such restrictions and conditions apply only to the asset or other Loan Party that is to be sold and such sale is permitted hereunder and shall not apply to restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder, (iii) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture and its equity and (iv) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to Capital Leases or purchase money Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Secured Obligations, (B) customary provisions in leases and licenses restricting the assignment thereof, and (C) limitations and restrictions arising or existing by reason of applicable Governmental Requirement.

Section 9.16                             Take-or-Pay or other Prepayments.  Parent and the Borrower will not, and will not permit any other Loan Party to, allow take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any other Loan Party that would require the Borrower or such other Loan Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.17                             Swap Agreements.  Parent and the Borrower will not, and will not permit any other Loan Party to, enter into any Swap Agreements with any Person other than (a) Swap Agreements (i) with a Secured Swap Provider or an Approved Counterparty, (ii) which have a tenor of less than five (5) years and (iii) the notional volumes for which (when aggregated and netted with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed and at any time thereafter (such notional volumes to be based upon the projections contained in the then-most recently delivered Reserve Report), (A) 90% of the production from the proved, developed producing Oil and Gas Properties of the Loan Parties for each of crude oil and natural gas, calculated separately, for each month during the period commencing on the month when such Swap Agreement is executed and ending 30 months later; and (B) 80% of the production from the proved, developed producing Oil and Gas Properties of the Loan Parties for each of crude oil and natural gas, calculated separately, for each month during the period commencing on 31st month after when such Swap Agreement is executed and ending on the 60th month after when such Swap Agreement is executed, (b) Swap Agreements in respect of interest rates with a Secured Swap Provider which do not exceed 50% of the then outstanding principal amount of the Borrower’s Debt for borrowed money and do not have a tenor beyond the maturity date of the relevant Debt, and (c) Swap Agreements entered into by a Loan Parties with the purpose and effect of fixing prices on currency expected to be exchanged (x) from Dollars into Australian dollars or (y) from Australian dollars into Dollars, in each case in the ordinary course of the Loan Parties’ business and not for speculative purposes, provided that at all times: (i) no such Swap Agreements fixes a price for a period later than 12 months after such contract is entered into, (ii) the Loan Parties must maintain at all times Cash Equivalents at least equal to the aggregate notional amount of all such contracts, (iii) if any monthly notional amount of currency subject to any such Swap Agreements is on deposit in any Section 1031 tax-deferred exchange account (or other similar restricted account), then such amount must be permanently released from such account or restrictions prior to the date on which the Swap Agreements for such month is settled, (iv) each such contract is with an Approved Counterparty and (v) unless such Swap Agreement is being entered into in connection with an issuance of Equity Interests of Parent, the Administrative Agent has consented to the entry into such Swap Agreements; provided that (1) in no event shall any Swap Agreement contain any requirement, agreement or covenant for any Loan Party to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures (other than under the Security Instruments), (2) Swap Agreements shall only be entered into in the ordinary course of business (and not for speculative purposes), and (3) no Swap Agreement in respect of commodities shall be terminated, unwound, cancelled or otherwise disposed of except to the extent permitted by Section 9.11; provided, further, that nothing in this Section 9.17 shall restrict the ability of the Loan Parties to enter into puts and floor contracts.

Section 9.18                             Amendments to Organizational Documents and Material Contracts.  Parent and the Borrower shall not, and shall not permit any other Loan Party to, (a) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organization Documents in any material respect that could reasonably be expected to be adverse to the interests of the Administrative Agent or the Lenders without the consent of the Administrative Agent (not to be unreasonably withheld or delayed), other than amendments that delete or reduce any fees payable by any Loan Party to a Person other than the Administrative Agent or any Lender, or (b) (A) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any agreement to which it is a party, (B) terminate, replace or assign any of the Loan Party’s interests in any agreement or (C) permit any agreement not to be in full force and effect and binding upon and enforceable against the parties thereto, in each case if such occurrence could be reasonably expected to result in a Material Adverse Effect.

Section 9.19                             Changes in Fiscal Periods.  Parent and the Borrower shall not, and shall not permit any other Loan Party to have its fiscal year end on a date other than December 31 or change the its method of determining fiscal quarters.

Section 9.20                             Anti-Terrorism Laws.  Parent and the Borrower shall not permit, and shall not permit the other Loan Parties to (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 7.26 above, (b) deal in, or otherwise engage in any transaction relating to, any property of interests in property blocked pursuant to the Executive Order of any other Anti-Terrorism Law or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (x) any of the prohibitions set forth in any Anti-Terrorism Law or (y) any prohibitions set forth in the rules or regulations issued by OFAC (and, in each case, the Borrower shall, and shall cause each of the Loan Parties to, promptly deliver or cause to be delivered to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 9.20).

Section 9.21                             [Reserved].

Section 9.22                             Gas Imbalances.  Parent and the Borrower shall not and shall not permit any other Loan Party to allow on a net basis gas imbalances with respect to the Oil and Gas Properties of the Borrower or any Loan Party that would require the Borrower or such Loan Party to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two percent (2.0%) of the aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) listed in the most recent Reserve Report.

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01                      Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)                                 the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)                                 any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, notice, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or, to the extent that any such representation and warranty is qualified by materiality, such representation and warranty (as so qualified) shall prove to have been incorrect in any respect when made or deemed made).

(d)                                 the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, Section 8.03, Section 8.14 or in ARTICLE IX.

(e)                                  the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such other Loan Party otherwise becoming aware of such default.

(f)                                   the Borrower or any other Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any grace periods applicable thereto.

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any other Loan Party to make an offer in respect thereof.

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party, or its or their debts, or of a substantial part of its or their assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)                                     the Borrower or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its or their assets, (iv) file an answer admitting the material allegations of a petition filed against it or them in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing; or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(j)                                    one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment.

(k)                                 any Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Loan Party thereto or shall be repudiated by any of them, except to the extent permitted by the terms of this Agreement, or the Borrower or any other Loan Party or any of their Affiliates shall so state in writing.

(l)                                     a Change in Control shall occur.

Section 10.02                      Remedies.

(a)                                 In the case of an Event of Default (other than one described in Section 10.01(h) or Section 10.01(i)), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Majority Lenders or shall at the request of the Majority Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) by written notice to the Borrower, declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand (other than written notice), protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the other Loan Parties accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically and immediately become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by each Loan Party.

(b)                                 In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)                                  All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i)                                     first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)                                  second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii)                               third, pro rata to payment of accrued interest on the Loans;

(iv)                              fourth, pro rata to payment of principal outstanding on the Revolving Loans and Secured Obligations referred to in clause (y) of the definition of Secured Obligations in respect of Secured Cash Management Agreements and Secured Swap Agreements;

(v)                                 fifth, pro rata to payment of principal outstanding on the Term Loans;

(vi)                              sixth, pro rata to any other Secured Obligations;

(vii)                           seventh, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(viii)                        eighth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Swap Obligations as a result of this this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Secured Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Secured Obligations pursuant to clause fourth above).

ARTICLE XI
THE ADMINISTRATIVE AGENT

Section 11.01                      Appointment; Powers.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02                      Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the other Group Members or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender and the Issuing Bank shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or the Issuing Bank unless the Administrative Agent shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 11.03                      Action by Administrative Agent.  The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which, in its opinion, or the opinion of its counsel, exposes the Administrative Agent to liability or which is contrary to this Agreement, the Loan Documents or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination property of a Defaulting Lender in violation of any debtor relief law.  If a Default has occurred and is continuing, no Agent shall have any obligation to perform any act in respect thereof.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04                      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05                      Subagents.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06                      Resignation of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a qualified financial institution as successor Administrative Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07                      Administrative Agent as Lender.  The Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any other Group Member or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08                      No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any other Lender, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower, or any of the other Group Members of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any such Person.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent nor any  Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Group Member (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Simpson Thacher & Bartlett LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09                      Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the other Group Members, the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.08, Section 3.05 and Section 12.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.05 and Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10                      Authority of Administrative Agent to Release Collateral and Liens.  The Lenders and the Issuing Bank, and by accepting the benefits of the Collateral, each Secured Swap Provider and each Secured Cash Management Provider:

(a)                                 irrevocably authorize the Administrative Agent to comply with the provisions of Section 12.18.

(b)                                 authorize the Administrative Agent to execute and deliver to the Loan Parties, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents as reasonably requested by such Loan Party in connection with any Disposition of Property to the extent such Disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 11.10 or Section 12.18.

Section 11.11                      Duties of the Arranger.  The Arranger shall not have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents.

ARTICLE XII
MISCELLANEOUS

Section 12.01                      Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to the Borrower, to it at 633 17th Street, Suite 1950, Denver, Colorado 80202, Attention: Eric P. McCrady (Telephone 303-543-5700);

(ii)                                  if to the Parent, to it at 633 17th Street, Suite 1950, Denver, Colorado 80202, Attention: Eric P. McCrady (Telephone 303-543-5700);

(iii)                               if to the Administrative Agent, to it at 2000 Westchester Avenue, 1st Floor Purchase New York 10577, Attention: David Lazarus (Telephone 914-225-1474), with a copy, Attention Philip Levy (Telephone 914-225-1403) ;

(iv)                              if to Morgan Stanley Bank, N.A., as the Issuing Bank, to it at 2000 Westchester Avenue, 1st Floor Purchase New York 10577, Attention: David Lazarus (Telephone 914-225-1474), with a copy, Attention Philip Levy (Telephone 914-225-1403); and

(v)                                 if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02                      Waivers; Amendments.

(a)                                 No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, each other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and/or the other applicable Loan Parties and the Majority Lenders or by the Borrower and/or the other applicable Loan Parties and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Maximum Credit Amount of any Revolving Lender without the written consent of such Lender, (ii) except as otherwise provided in Section 2.07, increase the Borrowing Base without the written consent of each non-Defaulting Revolving Lender, or decrease or maintain the Borrowing Base without the consent of the Required Lenders (other than Defaulting Lenders); provided that a Scheduled Redetermination may be postponed by the Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Term Loan Maturity Date, the Revolving Maturity Date or the Revolving Termination Date without the written consent of each Lender directly affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c)-(d), Section 6.01, Section 10.02(c) or Section 12.18 without the written consent of each Lender directly affected thereby (other than any Defaulting Lender), (vii) release any Guarantor (except as set forth in Section 11.10 or the Guarantee and Collateral Agreement), release all or substantially all of the Collateral (other than as provided in Section 11.10), or reduce the percentages set forth in Section 8.14(a), without the written consent of each Lender (other than any Defaulting Lender), (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender directly affected thereby (other than any Defaulting Lender); provided, however, that any waiver or amendment that relates to the reduction of voting percentages related to Revolving Lenders, solely as a class, or the Term Lenders, solely as a class, shall require the consent of each such Revolving Lender or Term Lender, as applicable; (ix) change Section 10.02(c) without the consent of each Person to whom a Secured Obligation is owed; or (x) contractually subordinate the payment of all the Secured Obligations to any other Debt or contractually subordinate the priority of any of the Administrative Agent’s Liens to the Liens securing any other Debt, in each case, without the written consent of each Person to whom a Secured Obligation is owed (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or Issuing Bank, as the case may be.  Notwithstanding the foregoing, any supplement to any Schedule shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.  Notwithstanding the foregoing, the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

Section 12.03                      Expenses, Indemnity; Damage Waiver.

(a)                                 Parent and the Borrower, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent and its Affiliates (provided that the Borrower must consent to the incurrence of expenses in excess of $250,000 prior to the Effective Date, such consent not to be unreasonably withheld or delayed) and to the extent necessary as determined by the Administrative Agent, other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone, distributions, insurance, bank meetings and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent in connection with any search, filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any other Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any other Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (including, without limitation, periodic collateral/financial control, field examinations, asset appraisal expenses, the monitoring of assets, enforcement or rights and other miscellaneous disbursements).

(b)                                 PARENT AND THE BORROWER, JOINTLY AND SEVERALLY, SHALL INDEMNIFY EACH AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL ACTUAL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF ONE FIRM OF COUNSEL FOR ALL INDEMNITEES TAKEN AS A WHOLE (AND, IF NECESSARY, BY A SINGLE FIRM OF LOCAL COUNSEL IN EACH APPROPRIATE JURISDICTION FOR ALL INDEMNITEES, TAKEN AS A WHOLE (AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST WHERE THE INDEMNITEE AFFECTED BY SUCH CONFLICT INFORMS THE BORROWER OF SUCH CONFLICT AND THEREAFTER RETAINS ITS OWN COUNSEL, OF ANOTHER FIRM OF COUNSEL FOR SUCH AFFECTED INDEMNITEE)),

INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF THE BORROWER OR ANY OTHER GROUP MEMBER BY SUCH PERSONS, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER GROUP MEMBER OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (x) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OTHER GROUP MEMBER WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER GROUP MEMBER, (xi) THE PAST OWNERSHIP BY THE BORROWER OR ANY OTHER GROUP MEMBER OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OTHER GROUP MEMBER OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OTHER GROUP MEMBER, (xiii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OTHER GROUP MEMBER, (xiv) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY

THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES INCLUDING ORDINARY NEGLIGENCE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO (X) ARISE FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (Y) ARISE SOLELY OUT OF ANY CLAIM, ACTION, INQUIRY, SUIT, LITIGATION, INVESTIGATION OR PROCEEDING THAT DOES NOT INVOLVE AN ACT OR OMISSION OF ANY LOAN PARTY, ANY OF THEIR AFFILIATES OR SUBSIDIARIES AND THAT IS BROUGHT BY AN INDEMNITEE AGAINST ANY OTHER INDEMNITEE (OTHER THAN ANY CLAIM, ACTION, SUIT, INQUIRY, LITIGATION, INVESTIGATION OR PROCEEDING AGAINST THE ADMINISTRATIVE AGENT IN ITS CAPACITY OR IN FULFILLING ITS ROLE AS AN ADMINISTRATIVE AGENT OR (Z) RELATE TO TAXES, WHICH SHALL BE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 5.03.

(c)                                  NEITHER PARENT NOR THE BORROWER SHALL, WITHOUT THE PRIOR WRITTEN CONSENT OF EACH INDEMNITEE AFFECTED THEREBY, SETTLE ANY THREATENED OR PENDING CLAIM OR ACTION THAT WOULD GIVE RISE TO THE RIGHT OF ANY INDEMNITEE TO CLAIM INDEMNIFICATION HEREUNDER UNLESS SUCH SETTLEMENT (X) INCLUDES A FULL AND UNCONDITIONAL RELEASE OF ALL LIABILITIES ARISING OUT OF SUCH CLAIM OR ACTION AGAINST SUCH INDEMNITEE, (Y) DOES NOT INCLUDE ANY STATEMENT AS TO OR AN ADMISSION OF FAULT, CULPABILITY OR FAILURE TO ACT BY OR ON BEHALF OF SUCH INDEMNITEE AND (Z) REQUIRES NO ACTION ON THE PART OF THE INDEMNITEE OTHER THAN ITS CONSENT.

(d)                                 NO INDEMNITEE SEEKING INDEMNIFICATION OR CONTRIBUTION UNDER THIS AGREEMENT WILL, WITHOUT THE BORROWER’S WRITTEN CONSENT (WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD, DELAYED OR CONDITIONED), SETTLE, COMPROMISE, CONSENT TO THE ENTRY OF ANY JUDGMENT IN OR OTHERWISE SEEK TO TERMINATE ANY INVESTIGATION, LITIGATION OR PROCEEDING REFERRED TO HEREIN; HOWEVER IF ANY OF THE FOREGOING ACTIONS IS TAKEN WITH THE BORROWER’S CONSENT OR IF THERE IS A FINAL AND NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION FOR THE PLAINTIFF IN ANY SUCH INVESTIGATION, LITIGATION OR PROCEEDING, THE BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE FROM AND AGAINST ANY AND ALL ACTUAL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES BY REASON OF SUCH ACTION OR JUDGMENT IN ACCORDANCE WITH THE PROVISIONS OF THE PRECEDING PARAGRAPHS. NOTWITHSTANDING THE IMMEDIATELY PRECEDING SENTENCE, IF AT ANY TIME AN INDEMNITEE SHALL HAVE REQUESTED INDEMNIFICATION OR CONTRIBUTION IN ACCORDANCE WITH THIS AGREEMENT, PARENT AND THE BORROWER SHALL BE LIABLE FOR ANY SETTLEMENT OR OTHER ACTION REFERRED TO IN THE IMMEDIATELY PRECEDING SENTENCE

EFFECTED WITHOUT THE BORROWER’S CONSENT IF (A) SUCH SETTLEMENT OR OTHER ACTION IS ENTERED INTO MORE THAN 30 DAYS AFTER RECEIPT BY THE BORROWER OF SUCH REQUEST FOR SUCH INDEMNIFICATION OR CONTRIBUTION AND (B) THE BORROWER SHALL NOT HAVE PROVIDED SUCH INDEMNIFICATION OR CONTRIBUTION IN ACCORDANCE WITH SUCH REQUEST PRIOR TO THE DATE OF SUCH SETTLEMENT OR OTHER ACTION.

(e)                                  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnitee (as determined by a final non-appealable judgment of a court of competent jurisdiction.

(f)                                   To the extent that Parent or the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Agent, any Arranger or any Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, such Agent, such Arranger or such Issuing Bank, as the case may be, such Lender’s Revolving Applicable Percentage and/or Term Percentage (each as determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Agent, such Arranger or such Issuing Bank in its capacity as such.

(g)                                  To the extent permitted by applicable law, Parent and the Borrower shall not, and shall cause each Group Member not to, assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee, Loan Party or Subsidiary shall be liable for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(h)                                 All amounts due under this Section 12.03 shall be payable not later than 10 days after written demand therefor.

Section 12.04                      Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby

(including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in Section 12.04(b)(iii), any Revolving Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans at the time owing to it) with the prior written consent of:

(A)                               the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required if (1) an Event of Default has occurred and is continuing or (2) at any other time, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent with ten (10) Business Days after having received written notice thereof; and

(B)                               the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment; and

(C)                               each Issuing Bank, provided that no consent of any Issuing Bank shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)                                  Subject to the conditions set forth in Section 12.04(b)(iii), any Term  Lender may assign to one or more Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans at the time owing to it) with the prior written consent of:

(A)                               the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required if (1) an Event of Default has occurred and is continuing or (2) at any other time, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent with ten (10) Business Days after having received written notice thereof; and

(B)                               the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(iii)                               Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,000; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)                                the assignee must not be a natural person, a Defaulting Lender or an Affiliate or Subsidiary of the Borrower.

(iv)                              Subject to Section 12.04(b)(v) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(v)                                 The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(vi)                              Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the Assignee’s completed

Administrative Questionnaire and, if required hereunder, applicable tax forms (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(vii)                           Notwithstanding the foregoing, no assignment or participation shall be made to any Loan Party or any Affiliate of a Loan Party.

(c)                                  (i)                                     Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, Issuing Bank or any other Person, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) the selling Lender shall maintain the Participant Register.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(iii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(g) as though it were a Lender (it being understood the documentation required under Section 5.03(g) shall be provided only to the selling Lender).

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the other Loan Parties to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05                      Survival; Revival; Reinstatement.

(a)                                 All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit or other Secured Obligations are outstanding and so long as the Commitments have not expired or been terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)                                 To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall, and shall cause each other Loan Party to, take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06                      Counterparts; Integration; Effectiveness.

(a)                                 This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)                                 This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)                                  Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07                      Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08                      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or any other Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09                      GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)                                 THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL

BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)                                 EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY: SUBMITS (AND PARENT AND THE BORROWER SHALL CAUSE EACH GROUP MEMBER TO SUBMIT) FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE DISTRICT COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c)                                  EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)                                 EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10                      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11                      Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders (severally and not jointly) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and required to keep such Information confidential), (b) to the extent requested by any regulatory authority having authority over the Administrative Agent or any Lender, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that such Person agrees to be bound by the provisions of this Section 12.11) or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations (provided that such Person agrees to be bound by the provisions of this Section 12.11), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 12.11, “Information” means all information received from Parent, the Borrower or any Subsidiary relating to Parent, the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Parent, the Borrower or a Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12                      Interest Rate Limitation.  It is the intention of the parties hereto that each Lender and each Issuing Bank shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender or any Issuing Bank under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender or such Issuing Bank notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows:  (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender or such Issuing Bank under any of the Loan Documents or agreements or otherwise in connection with the Loans or Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender or such Issuing Bank to the Borrower); and (b) in the event that the maturity of the Loans or Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender or any Issuing Bank may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender or such Issuing Bank as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender or such Issuing Bank on the principal amount of the Debt (or, to the extent that the principal amount of the Debt shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender or such Issuing Bank, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to any Lender or any Issuing Bank on any date shall be computed at the Highest Lawful Rate applicable to such Lender or such Issuing Bank pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender or such Issuing Bank would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender or such Issuing Bank, then the amount of interest payable to such Lender or such Issuing Bank in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender or such Issuing Bank until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender or such Issuing Bank if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13                      Collateral Matters; Swap Agreements.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Secured Obligations shall also extend to and be available to the Secured Swap Providers in respect of the Secured Swap Agreements as set forth herein.  Except as set forth in Section 12.02(b)(v), no Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.14                      No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and any Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including any other Loan Party of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, Issuing Bank or Lender for any reason whatsoever.  There are no third party beneficiaries.

Section 12.15                      EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE

OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.16                      USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 12.17                      Flood Insurance Provisions.  Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document.  As used herein, “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.

Section 12.18                      Releases.

(a)                                 Release Upon Payment in Full.  Upon (i) the irrevocable and indefeasible payment in full in cash of all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and premium, if any, on all Loans outstanding under the Credit Agreement, (ii) the payment in full in cash or posting of cash collateral in respect of all other Obligations or amounts that are outstanding under the Credit Agreement (other than indemnity obligations not yet due and payable of which the Borrower has not received a notice of potential claim), including the posting of the cash collateral for outstanding Letters of Credit as required by the terms of the Credit Agreement (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (iii) the termination of all Commitments under the Credit Agreement, (iv) payment in full in cash of all amounts owed under and the termination of all obligations under each Secured Cash Management Agreements (other than obligations under Secured Cash Management Agreements not yet due and payable),  and (v) the termination of all Secured Swap Agreements and the payment in full in cash or posting of acceptable collateral in respect of all other obligations or amounts that are owed to any Lender (or Lender Affiliate) under such Secured Swap Agreements as required by the terms thereof or the novation of such Secured Swap Agreements to third parties (the satisfaction of each of the foregoing clauses (i) through (v), “Payment in Full”) the Administrative Agent, at the written request and expense of the Borrower, will promptly release, reassign and transfer the Collateral to the Loan Parties.

(b)                                 Further Assurances.  If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by the Loan Documents, such Collateral shall be automatically released from the Liens created by the Loan Documents and the Administrative Agent, at the request and sole expense of the applicable Loan Party, shall promptly execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the applicable Security Instrument on such Collateral.  At the request and sole expense of the Borrower, a Loan Party shall be released from its obligations under the Loan Documents in the event that all the capital stock or other Equity Interests of such Loan Party shall be sold, transferred or otherwise disposed of in a transaction permitted by the Loan Documents; provided that the Borrower shall have delivered to the Administrative Agent, at least five Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the date of the proposed release, a written request for release identifying the relevant Loan Party and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:	SUNDANCE ENERGY AUSTRALIA LIMITED

By:
Name:
Title:

BORROWER:	SUNDANCE ENERGY, INC.

By:
Name:
Title:

SIGNATURE PAGE
CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	MORGAN STANLEY ENERGY CAPITAL INC.,
as Administrative Agent

By:
Authorized Officer

SIGNATURE PAGE
CREDIT AGREEMENT

REVOLVING LENDER:	MORGAN STANLEY BANK, N.A.,
as a Revolving Lender

By:
Authorized Officer

SIGNATURE PAGE
CREDIT AGREEMENT

TERM LENDER:	MORGAN STANLEY CAPITAL GROUP INC.,
as a Term Lender

By:
Authorized Officer

SIGNATURE PAGE
CREDIT AGREEMENT

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Revolving Applicable Percentage	Revolving Applicable Percentage of the Initial Borrowing Base	Maximum Credit Amount
Morgan Stanley Bank, N.A.	100.0%	$75,000,000.00	$300,000,000.00
TOTAL:	100.0%	$75,000,000.00	$300,000,000.00

ANNEX I - 1

ANNEX II

LIST OF TERM COMMITMENTS

Name of Lender	Term Percentage	Term Commitment
Morgan Stanley Capital Group Inc.	100.0%	$125,000,000.00
TOTAL:	100.0%	$125,000,000.00

ANNEX II - 1

EXECUTION VERSION

EXHIBIT A-1

FORM OF REVOLVING NOTE

[          ], 201[  ]

FOR VALUE RECEIVED, SUNDANCE ENERGY, INC., a Colorado Corporation, (the “Borrower”), hereby promises to pay to [•] (the “Lender”), at the principal office of Morgan Stanley Energy Capital Inc. (the “Administrative Agent”), the principal sum of equal to the amount of such Lender’s Maximum Credit Amount, or, if greater or less, the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement (as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, interest rate, Interest Period and maturity of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Revolving Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of May 14, 2015 among the Parent, the Borrower, the Administrative Agent, and the lenders signatory thereto (including the Lender), and evidences Revolving Loans made by the Lender thereunder (such Credit Agreement, as the same may be amended, amended and restated, modified, or otherwise supplemented from time to time, the “Credit Agreement”).  Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents.  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Revolving Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

If this Note is placed into the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, the Borrower agrees to pay all fees and expenses to the holder hereof as and to the extent required by the Credit Agreement in addition to the principal and interest payable hereunder.

[Signature page follows.]

THIS NOTE SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SUNDANCE ENERGY, INC.

By:
Name:
Title:

EXHIBIT A-2

FORM OF TERM NOTE

[          ], 201[  ]

FOR VALUE RECEIVED, SUNDANCE ENERGY, INC., a Colorado Corporation, (the “Borrower”), hereby promises to pay to [•] (the “Lender”), at the principal office of Morgan Stanley Energy Capital Inc. (the “Administrative Agent”), the principal sum of equal to the aggregate unpaid principal amount of the Term Loans made by the Lender to the Borrower under the Credit Agreement (as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Term Loan, at such office, in like money and funds, for the period commencing on the date of such Term Loan until such Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, interest rate and maturity of each Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Term Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of May 14, 2015 among the Parent, the Borrower, the Administrative Agent, and the lenders signatory thereto (including the Lender), and evidences Term Loans made by the Lender thereunder (such Credit Agreement, as the same may be amended, amended and restated, modified, or otherwise supplemented from time to time, the “Credit Agreement”).  Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents.  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Term Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

If this Note is placed into the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, the Borrower agrees to pay all fees and expenses to the holder hereof as and to the extent required by the Credit Agreement in addition to the principal and interest payable hereunder.

[Signature page follows.]

THIS NOTE SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SUNDANCE ENERGY, INC.

By:
Name:
Title:

EXECUTION VERSION

EXHIBIT B

FORM OF BORROWING REQUEST

[                   ], 201[  ]

Sundance Energy, Inc., a Colorado corporation, (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of May 14, 2015 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Parent, the Borrower, Morgan Stanley Energy Capital Inc., as Administrative Agent and the lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a [Revolving Loan][Term Loan](1) Borrowing as follows:

(1)                                 Aggregate amount of the requested Borrowing is $[                   ];

(2)                                 Date of such Borrowing is [                   ], 201[  ];

(3)                                 [Amount of the Borrowing Base in effect on the date hereof is $[                   ];

(4)                                 Total Revolving Credit Exposures on the date hereof (without regard to the requested Borrowing) is $[                   ]; and

(5)                                 Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[                   ]; and](2)

(6)                                 Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                                                                                                                                                                                            ]

[                                                                                                                                                                                            ]

[                                                                                                                                                                                            ]

[                                                                                                                                                                                            ]

[                                                                                                                                                                                            ]

(1)  Select as applicable.

(2)  3, 4 and 5 For use with Borrowing Request for Revolving Loans

The undersigned certifies that he/she is the [insert title of authorized officer] of the Borrower, and that as such he/she is authorized to execute this request on behalf of the Borrower.  The undersigned further certifies, represents and warrants on behalf of the Borrower, in the capacity described above and not in his or her individual capacity, that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

SUNDANCE ENERGY, INC.

By:
Name:
Title:

EXECUTION VERSION

EXHIBIT C

[Reserved.]

EXECUTION VERSION

EXHIBIT D

FORM OF
COMPLIANCE CERTIFICATE

[                          ], 201[  ]

The undersigned hereby certifies that he/she is the [insert title of Financial Officer] of Sundance Energy Australia Limited (ACN 112 202 883), a company registered in South Australia, Australia (the “Parent”),  and that as such he/she is authorized to execute this certificate on behalf of the Parent.  With reference to the Credit Agreement dated as of May 14, 2015 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Parent, Sundance Energy, Inc., a Colorado Corporation (the “Borrower”), Morgan Stanley Energy Capital Inc., as Administrative Agent, and the lenders (the “Lenders”) which are or become a party thereto, the undersigned certifies on behalf of the Parent, and not in his or her individual capacity, as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

1                                         There exists no Default or Event of Default [or specify Default and describe].

2                                         Attached hereto are the detailed computations necessary to determine whether the Parent and the Borrower is in compliance with Section 9.01 of the Agreement as of the end of the [fiscal quarter][fiscal year] ending [          ].

3.                                      There have been no changes in IFRS or in the application thereof since the date of the most recently delivered financial statements referred to in Section 8.01(a) and (b) [other than as described below:].

EXECUTED AND DELIVERED as of the date first written above.

SUNDANCE ENERGY AUSTRALIA LIMITED

By:
Name:
Title:

EXHIBIT E

FORM OF SOLVENCY CERTIFICATE

Date:  [     ], 201[  ]

To:                             The Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below

Re:                             Credit Agreement, dated as of May 14, 2015 (the “Credit Agreement”), by and among Sundance Energy Australia Limited (ACN 112 202 883), a company registered in South Australia, Australia (the “Parent”), Sundance Energy, Inc., a Colorado corporation (the “Borrower”), each of the lenders from time to time party thereto (the “Lenders”), and Morgan Stanley Energy Capital Inc., as Administrative Agent.

Ladies and Gentlemen:

[We][I], the undersigned, the [insert title of Responsible Officers] of the Parent and the Borrower [respectively], in that capacity only and not in [my] [our] individual capacit[y][ies], pursuant to Section 6.01(g) of the Credit Agreement do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof, as follows:

1.              Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.              After giving effect to the Borrowings and the other Transactions contemplated by the Credit Agreement,

a.              the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Loan Parties, taken as a whole, will exceed the aggregate Debt of the Loan Parties on a consolidated basis, as the Debt becomes absolute and matures;

b.              each Loan Party will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures in the ordinary course of business; and

c.               each Loan Party will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Remainder of page intentionally left blank; signature page follows

IN WITNESS WHEREOF, the Parent and the Borrower have caused this certificate to be executed on their behalf by the undersigned [insert title of Responsible Officers] as of the date first written above.

SUNDANCE ENERGY AUSTRALIA LIMITED

By:
Name:
Title:

SUNDANCE ENERGY, INC.

By:
Name:
Title:

EXHIBIT F-1

SECURITY INSTRUMENTS

1.              Guarantee and Collateral Agreement, dated as of May 14, 2014, made by each of the Grantors (as defined therein) in favor of Morgan Stanley Energy Capital Inc., as Administrative Agent.

2.              Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement from SEA Eagle Ford, LLC to Deborah L. Hart, as Trustee for the benefit of Morgan Stanley Energy Capital Inc., as Administrative Agent, for its benefit and the benefit of the other Secured Parties to be filed in McMullen County, Texas.

3.              Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement from Armadillo E&P, Inc. to Deborah L. Hart, as Trustee for the benefit of Morgan Stanley Energy Capital Inc., as Administrative Agent, for its benefit and the benefit of the other Secured Parties to be filed in McMullen County, Texas.

4.              Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement from Sundance Energy, Inc. to Deborah L. Hart, as Trustee for the benefit of Morgan Stanley Energy Capital Inc., as Administrative Agent, for its benefit and the benefit of the other Secured Parties to be filed in Garfield County, Oklahoma, Logan County, Oklahoma and Noble County, Oklahoma.

5.              Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement from Sundance Energy Oklahoma LLC to Deborah L. Hart, as Trustee for the benefit of Morgan Stanley Energy Capital Inc., as Administrative Agent, for its benefit and the benefit of the other Secured Parties to be filed in Garfield County, Oklahoma, Logan County, Oklahoma and Noble County, Oklahoma.

6.              Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement from Armadillo E&P, Inc. to Deborah L. Hart, as Trustee for the benefit of Morgan Stanley Energy Capital Inc., as Administrative Agent, for its benefit and the benefit of the other Secured Parties to be filed in Logan County, Oklahoma.

7.              Filing of UCC-1 Financing Statement for the Borrower with respect to the Collateral with the Secretary of State of the State of Colorado or such other filing office as appropriate.

8.             Filing of UCC-1 Financing Statement for Sundance Energy Australia Limited with respect to the Collateral with the Office of the Recorder of Deeds in the District of Columbia or such other filing office as appropriate.

9.              Filing of UCC-1 Financing Statement for Armadillo ( Eagle Ford ) Pty Ltd with respect to the Collateral with the Office of the Recorder of Deeds in the District of Columbia.

10.       Filing of UCC-1 Financing Statement for Armadillo Petroleum Limited with respect to the Collateral with the Office of the Recorder of Deeds in the District of Columbia.

11.       Filing of UCC-1 Financing Statement for Sundance Energy Oklahoma LLC with respect to the Collateral with the Secretary of State of Delaware or such other filing office as appropriate.

12.       Filing of UCC-1 Financing Statement for Sundance Royalties, Inc. with respect to the Collateral with the Secretary of State of Colorado or such other filing office as appropriate.

13.       Filing of UCC-1 Financing Statement for SEA Eagle Ford, LLC with respect to the Collateral with the Secretary of State of Texas or such other filing office as appropriate.

14.       Filing of UCC-1 Financing Statement for Armadillo Eagle Ford Holdings, Inc. with respect to the Collateral with the Secretary of State of Delaware or such other filing office as appropriate.

15.       Filing of UCC-1 Financing Statement for Armadillo E&P, Inc. with respect to the Collateral with the Secretary of State of Delaware or such other filing office as appropriate.

EXHIBIT F-2

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[Attached]

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1	Assignor:

2	Assignee:

[and is an Affiliate of [identify Lender](3) ]

3	Borrower:	Sundance Energy, Inc.

4	Administrative Agent:	Morgan Stanley Energy Capital Inc., as the administrative agent under the Credit Agreement

(3)  Select as applicable.

5                                         Credit Agreement:                                                                                             The Credit Agreement dated as of May 14, 2015 among Sundance Energy Australia Limited, Sundance Energy, Inc., the Lenders parties thereto, Morgan Stanley Energy Capital Inc., as Administrative Agent

6                                         Assigned Interest:

Facility Assigned(4)	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(5)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                                    , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

(4)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment/Revolving Loans” “Term Commitment/Term Loans”).

(5)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and](6) Accepted:

Morgan Stanley Energy Capital Inc.,
as Administrative Agent

By
Name:
Title:

[Consented to:](7)

Sundance Energy, Inc.

By
Name:
Title:

(6)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(7)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, construed and interpreted in accordance with, the law of the State of New York.

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 14, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent, Sundance Energy, Inc., as Borrower, Morgan Stanley Energy Capital Inc., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its Foreign Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 201[  ]

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 14, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent, Sundance Energy, Inc., as Borrower, Morgan Stanley Energy Capital Inc., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its Foreign Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 201[  ]

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 14, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent, Sundance Energy, Inc., as Borrower, Morgan Stanley Energy Capital Inc., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 201[  ]

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 14, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent, Sundance Energy, Inc., as Borrower, Morgan Stanley Energy Capital Inc., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 201[  ]

EXHIBIT I

FORM OF INCREASED FACILITY ACTIVATION NOTICE

To:                             Morgan Stanley Energy Capital, Inc., as Administrative Agent
under the Credit Agreement referred to below

Reference is hereby made to the Credit Agreement dated as of May 14, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent, Sundance Energy, Inc., as Borrower, Morgan Stanley Energy Capital Inc., as Administrative Agent, and each lender from time to time party thereto.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This notice is an Increased Facility Activation Notice referred to in the Credit Agreement, and the Borrower and each Lender party hereto hereby notify you that:

1.                                      Each Lender party hereto agrees to make an Incremental Term Loan in the amount set forth opposite such Lender’s name on the signature pages hereof under the caption “Incremental Term Loan Amount”.

2.                                      The aggregate principal amount of Incremental Term Loans contemplated hereby is $                        .

3.                                      The Increased Facility Closing Date is                                       .(8)

4.                                      The interest rate for the Incremental Term Loans contemplated hereby is       % per annum.

5.                                      The agreement of each Lender party hereto to make an Incremental Term Loan on the Increased Facility Closing Date is subject to the satisfaction of the following conditions precedent:

(a)  The Administrative Agent shall have received this notice, executed and delivered by the Borrower and each Lender party hereto.

(b) The representations and warranties of the Borrower and the Guarantors set forth in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) on and as of the date of such Borrowing, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing, such representations and warranties shall continue to be true and correct in all

(8)  Such date shall not be later than 18 months after the Effective Date.

1

material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date.

(c)  such Incremental Term Loans shall have the same guarantees as those provided under the Security Instruments, and be secured on a pari passu basis with the Liens on the Collateral;

(d) no Default or Event of Default (including, without limitation, compliance with all financial covenants contained in Section 9.01 of the Credit Agreement) exists at the time of or would result from the incurrence of such Incremental Term Loans after giving pro forma effect thereto;

(e) the ratio of Total PDP PV-9 to Total Debt, as the Increased Facility Closing Date set forth above, shall not be less than 1.00 to 1.00 after giving pro forma effect to the incurrence of such Incremental Term Loans;

(f)  the Administrative Agent and the Lenders[, including the undersigned New Lender[s]], shall have received all fees and other amounts due and payable on or prior to the Increased Facility Closing Date set forth above with respect to such Incremental Term Loans and reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement; and

(g) [Insert other applicable conditions precedent, including, without limitation, delivery of a closing certificate from the Borrower and amendments to the Security Instruments (to the extent necessary)].

[Signature page follows]

2

SUNDANCE ENERGY, INC.

By:
Name:
Title:

Incremental Term Loan Amount		[NAME OF LENDER]
$

By:
Name:
Title:

CONSENTED TO:
Morgan Stanley Energy Capital Inc.,
as Administrative Agent

By:
Name:
Title: